UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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IMAX CORPORATION
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IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1

Dear Shareholders:	April 26, 2011
2010 was a year of remarkable growth and achievement for IMAX as we moved beyond transforming the IMAX business model and into a period of increased focus on executing our business plan — with the singular goal of growth across each facet of our business.
This past year, we exceeded our growth goals — generating record financial performance, expanding our theatre network around the world and achieving record box office results from Hollywood films shown in our format. It is worth highlighting a number of these accomplishments as we believe they demonstrate quite clearly that our company is delivering on the promise of the IMAX brand and business opportunity that we saw years ago.
Record-setting Financial and Operating Performance
Our highlights from 2010 include:
•	Revenues increasing 45% to a record $248.6 million;

•	Earnings per share, adjusted for stock appreciation rights and eliminating a one-time tax gain, increasing by 168% to $1.02, making 2010 the most profitable year in our history;

•	Adjusted EBITDA increasing by 73%, to $101.4 million from $58 million last year;

•	Our commercial theatre network growing by 30% with our joint-revenue sharing theatre network increasing 46% and our digital network growing by 83%

•	Signing deals for over 200 IMAX systems, 85% of which were with existing customers; and

•	Gross box office from DMR titles doubling from $270 million in 2009 to $546 million in 2010 at a time when overall domestic box office for the industry was challenged.
These accomplishments demonstrate our business model over the past year to be both durable and scalable. Our dual revenue streams, which come from our studio and exhibitor partners, are recurring in nature, have higher margins and are growing in size as our theatre network expands. Fifty-six percent of revenues in 2010 were from our recurring revenue segments, compared to 50 percent in 2009.
As we look at the theatre backlog, our announced film slate, and the pipeline of new theatre and film deals, we believe our long-term growth outlook is very compelling. In fact, in 2010 we increased our long-term goal for commercial theatre penetration to 1,250 from 1,000, which compares to 373 in operation at year-end.
IMAX’s Unique Position at the Focal Point of a Changing Entertainment Landscape
The challenge for IMAX is to continue executing our business plan in 2011 while advancing opportunities that extend the reach of our brand in new markets.
Unlike any other time at IMAX, we are able to look forward knowing that the balance sheet is the strongest it has ever been, the IMAX brand and the differentiated movie-going experience we offer are at their most popular with consumers around the world, and relationships with the major studios in Hollywood are the most successful and mutually beneficial in our history.
Against that backdrop, we are operating in a rapidly changing entertainment landscape. The competition for the consumer entertainment dollar is significant. In-home entertainment and the evolution of large-screen high-definition televisions make leaving the home for an out-of-home theatre experience less desirable. As studios look at collapsing release windows and the opportunities that exist to distribute their films on a variety of platforms, they are considering approaches to differentiate their filmmaking, marketing and releasing of films. IMAX, as the premier out-of-home movie-going experience, is very much at the forefront of these discussions about differentiation and we believe that IMAX is an important and valuable contributor in Hollywood. Our suite of cutting-edge technology combined with our team’s steadfast commitment to quality across each platform of IMAX’s unique cinematic solution — from content production to theatrical presentation — positions IMAX as a valuable partner to each key constituent — Hollywood filmmakers and studios, exhibitors and, ultimately, consumers. IMAX has significant insight and expertise which allows us to offer a truly differentiated product, whether it involves the enhanced marketing of films, with innovative approaches like exclusive, IMAX-only early releases and previews, or specialized IMAX productions with unique scenes and content not seen in traditional theatres. IMAX also offers significant insight and expertise in both 3D technology and in knowing which movies are most appropriate for that unique cinema-going experience. So how do we seize upon this unique opportunity and create more value for our shareholders?
Strategic Growth and Performance; Driven by Intense Focus on Execution
First, we are going to grow our brand and extend The IMAX Experience® to more consumers in more parts of the world.
Domestically, we have invested considerable resources to increase IMAX’s presence with the largest commercial theatre operators in the largest multiplexes in the most populated markets. We have made significant progress over the past three years, with our domestic footprint growing by approximately 170% over that timeframe. As we look forward, we will focus on extending the IMAX brand into second- and third-tier regional markets that we believe can support an IMAX theatre at their commercial theatre multiplexes. We have achieved great success in places like Wichita, Kansas, where the Warren Theatre complex — since installing its IMAX screen in December — has grown to become the highest-grossing IMAX complex in all of North America over the past four months. In addition, our first five joint revenue sharing theatres with RAVE Motion Pictures opened in the fourth quarter 2010, in mid-sized markets like Chattanooga, Tennessee, and Birmingham, Alabama.
At the end of 2010, we had 139 international commercial theatres in operation. Our belief is that our international footprint can grow to approximately 800 sites over time as we build out in Asia, and Europe, the Middle East and Africa (EMEA). The reason we are aggressively pursuing international expansion is not only due to the sheer opportunity for network growth but also the box office potential. In 2010, our international theatres grossed 20% higher box office on a per screen basis versus our domestic theatres, excluding Avatar.
There is no greater reflection of the growth potential we see overseas than the March 2011 announcement of our first-ever full joint-revenue-sharing deal in China with Wanda Cinema Line, the largest commercial theatre operator in the country. The 75 theatre agreement represented our largest international theatre deal and our second largest theatre deal in our history.
As we have often discussed, IMAX has always seen China as a key strategic market with significant growth potential. The announcement is the culmination of 12 years of developing key relationships with the Chinese government, top exhibitors, and, more recently, Chinese studios and filmmakers. Greater China is our second-largest market behind North America, with over 175 theatres either in operation or in backlog. Given our rapidly expanding presence in China, strong box office grosses and the increased level of box office reporting, it has been a top strategic focus of ours to evolve this region into one that generates recurring revenue. We also announced the formation of IMAX China, a Hong Kong legal entity through which we will oversee all of our operations in Greater China.
Regarding EMEA, we currently have 58 commercial theatres in operation, and we signed contracts for 50 new theatres in 2010, which means we have contracts in place to more than double our presence in the region. In 2010, we signed 15 theatre deals in Western Europe in important markets like France and Spain. We opened our first commercial theatre in Germany in 10 years and in 2011 we will open our first commercial theatre in Italy. In Russia and the CIS, we signed contracts for another 17 theatres, positioning this region to become our third-largest territory behind the US and Greater China.
Further Differentiating The IMAX Experience
Second, we are continuing our efforts to offer a truly differentiated entertainment experience for consumers around the world. This means showing the best Hollywood films in the best format possible and maintaining our commitment to quality in everything we do. It means marketing the differentiated experience so that consumers know that what they experience in IMAX is truly unique, not just in the quality of the films, but often in differentiated content as well. We have some of the best filmmakers using IMAX cameras to film special sequences and select scenes that will only be shown in the IMAX version of their films.

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We believe our upcoming 2011 film slate includes some of the most highly anticipated films of the year. Just some of the highlights:
•	Universal Pictures’ Fast 5, on April 29th, marking the official kick-off to the Summer 2011 movie slate;

•	Disney’s next installment of the Pirates of the Caribbean series, starring Johnny Depp and Penelope Cruz, on May 20th;

•	Paramount Pictures and JJ Abrams sci-fi thriller, Super 8 on June 10th;

•	Paramount Pictures’ and Michael Bay’s Transformers 3: Dark of the Moon on July 1st;

•	Warner Brothers’ final Harry Potter installment on July 15th;

•	Mission Impossible 4 — Ghost Protocol, on December 16th select sequences of which are being shot with IMAX cameras, similar to past IMAX blockbusters like Warner Bros.’ The Dark Knight; and

•	Steven Spielberg and Peter Jackson’s Adventures of TinTin on December 28th.
Our differentiation does not end with our selection of Hollywood films. In 2010, we achieved a major milestone with the release of Huayi Bros.’ Aftershock, a Chinese film and our first international DMR title. It performed exceptionally well and has provided the impetus for IMAX’s focus on releasing a select number of additional Chinese language films in IMAX this year. Further, given our success with Aftershock, we are considering other international markets with rich and popular filmed entertainment businesses, and will make determinations based on the quality of the content and the suitability for release in IMAX in certain international markets that have at least 10 IMAX digital theatres in operation.
Strategic Reinvestment
Finally, with our greatly strengthened financial position, we are now focusing on appropriate reinvestment in the IMAX business. In 2011, we are focused on growth, investing in the rapid expansion of our joint revenue-sharing model around the world — such as our most recent revenue sharing agreement with Wanda Cinema Line in China — and our commitment to quality, as we continue to reinvest in technology, ensuring that the IMAX platform continues to deliver the most awe-inspiring movie-going experiences in the industry. We are also conducting research on one of our most valuable assets, which is the IMAX brand, as we continue to explore other new business opportunities that we believe will deliver attractive return rates and that are consistent with our brand and vision.
In addition, after having announced our 3DTV cable channel joint venture with Discovery and Sony in January of 2010, we are pleased that the channel, 3net, officially launched on February 13th on DirecTV. We are confident that together with our partners at Discovery and Sony we will be successful in expanding the distribution of 3net on additional satellite, cable and telecommunications television platforms, which will further the reach of the brand. 3net is an excellent example of our strategy to bring the IMAX brand to consumers in ways that transcend the traditional.
We are increasing our level of research and development spending this year, exploring emerging technologies like laser-light, and enhancing our industry-leading IMAX sound system. These investments are a tangible reflection of our culture of quality. Whereas many innovations in technology are driven primarily by a desire to cut costs and move faster we at IMAX are obsessed with one thing — how can we make our premium experience even better? This steadfast commitment to quality is the backbone of our brand’s reputation and why we have earned the trust of filmmakers, studios, exhibition partners, and moviegoers around the world.
In closing, it is important to note the tireless commitment and hard work of our employees. They accomplished much in meeting and exceeding so many of our 2010 business goals. IMAX is an entrepreneurial company and it is in that spirit that the people who work here sacrifice much of their time and invest their talent to pursue new ideas and opportunities to create value, and to help our company reach new levels of success. We are in this vastly improved position because of their commitment and hard work.
Again, we thank you as shareholders for your support. We look forward to reporting on our progress and continued growth in the years ahead.
Sincerely,
/s/ Richard L. Gelfond
Richard L. Gelfond
Chief Executive Officer

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IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON
June 1, 2011
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at the Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY, U.S.A. 10065 on June 1, 2011 at 10:30 a.m. (the “Annual Meeting”), for the following purposes:
(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2010, together with the auditors’ report thereon;

(2)	to elect the four individuals nominated to serve as directors until the end of their term or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;

(4)	to conduct an advisory vote on the executive compensation of the Company’s Named Executive Officers;

(5)	to conduct an advisory vote on the frequency of future advisory votes on the Company’s executive officer compensation; and

(6)	to transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.
The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Annual General Meeting of Shareholders.
Only shareholders of record as of the close of business on April 4, 2011, are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ G. Mary Ruby G. MARY RUBY
Chief Administrative Officer
& Corporate Secretary
Mississauga, Ontario
April 26, 2011
YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Annual Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 10:30 a.m. (Eastern Time) on May 30, 2011. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

Proxy Circular
and
Proxy Statement
April 26, 2011
IMAX CORPORATION
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
tel: 905-403-6500 fax: 905-403-6540
www.IMAX.com

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
GENERAL INFORMATION
     This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual General Meeting (the “Annual Meeting”) of Shareholders of IMAX Corporation (the “Company”), which will be held at Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY, U.S.A. 10065, on June 1, 2011 at 10:30 a.m., or at any continuation, postponement or adjournment thereof.
     The Notice of Annual General Meeting, this document and the form of proxy (the “Form of Proxy”) will be released on or about April 26, 2011 to holders of the Company’s common shares (the “Common Shares”).
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 1, 2011
     Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting. The proxy materials are also available on the internet at http://www.imax.com/corporate/investors/shareholder-meeting.
     Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.
INFORMATION ON VOTING
Who can Vote
     The Board of Directors has fixed April 4, 2011 as the record date for the Annual Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Annual Meeting. As of April 4, 2011, the Company had 64,254,939 Common Shares issued and outstanding. You are entitled to vote at the Annual Meeting if you were a holder of record of Common Shares as of the close of business on April 4, 2011. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Annual Meeting only if you are present in person or your Common Shares are represented by a valid proxy.
Difference between a Shareholder of Record and a “Street Name” Holder
     If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.
     If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Street name holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Street Name Holders”.
VOTING BY SHAREHOLDERS OF RECORD
     The following instructions are for shareholders of record only. If you are a “street name” holder, please follow your broker’s instructions on how to vote your Common Shares. See description below in “Voting by Street Name Holders”.
Voting in Person
     Shareholders of record may vote by attending the Annual Meeting and voting the Common Shares registered in their name on resolutions put before the Annual Meeting. If you are a shareholder of record who will attend and vote in person at the Annual Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Annual Meeting.

Voting by Proxy
     If you are a shareholder of record but do not plan to attend the Annual Meeting in person, you may vote by proxy. There are three ways to vote by proxy:
     Mail — You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the preaddressed envelope provided to you, to Computershare, no later than 10:30 a.m. (Eastern Time) on Monday, May 30, 2011, or on the second last business day prior to any postponed or adjourned meeting.
     Telephone — You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 10:30 a.m. (Eastern Time) on Monday, May 30, 2011, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.
     Internet — You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 10:30 a.m. (Eastern Time) on May 30, 2011, or on the second last business day prior to any postponed or adjourned meeting.
     The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that the Company is not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.
What is a Proxy?
     A proxy is a document that authorizes another person to attend the Annual Meeting and cast votes on behalf of a shareholder of record at the Annual Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.
How do you Appoint a Proxyholder?
     Your proxyholder is the person you appoint to cast your votes for you at the Annual Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy or any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Annual Meeting.
     Your proxy authorizes the proxyholder to vote and otherwise act for you at the Annual Meeting, including any continuation of the meeting if it is adjourned.
How will a Proxyholder Vote?
     If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, ABSTAIN or indicating your preference on the frequency of say-on-pay voting.), your proxyholder must cast your votes as instructed. Voting “WITHHOLD” on the proxy is equivalent to voting “ABSTAIN”, you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.
     The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Annual Meeting. As of the date of this Circular, the management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Annual Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Annual Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

     If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Annual Meeting as follows:
•	FOR the election of the nominees named in this Circular as directors;

•	FOR the appointment of PricewaterhouseCoopers LLC as auditors and authorizing the directors to fix the auditors’ remuneration;

•	FOR the approval, on an advisory basis of the compensation the Company’s Named Executive Officers; and

•	FOR the approval, on an advisory basis of the future advisory votes on executive officer compensation to be held every two years.
     For more information about these matters, please see “Item No. 1 Election of Directors” on page 6, “Item No. 2 Appointment of Auditors” on page 9, “Item No. 3 Advisory Vote on Executive Officer Compensation” on page 9, and “Item No. 4 Frequency of Advisory Vote on Executive Officer Compensation” on page 10.
How do you Revoke your Proxy?
     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Annual Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) the registered office of the Company, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 10:30 a.m., Eastern Time, on the second last business day prior to the date of the Annual Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Annual Meeting on the day of the Annual Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Annual Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Annual Meeting.
Confidentiality of Voting
     Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:
•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.
Solicitation of Proxies
     While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company. While the Company has not chosen to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should the Company decide to do so, it will bear all costs of such solicitation.
VOTING BY STREET NAME HOLDERS
     Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, shareholders who hold our Common Shares in “street name”. Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to “street name” holders. If you are a “street name” holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides you with or at the Annual Meeting. As a “street name” holder, while you are invited to attend the Annual Meeting, you will not be entitled to vote at the Annual Meeting unless you make the necessary arrangements with your intermediary to do so.
Voting in Person
     A “street name” holder who receives a Voting Instruction Form and who wishes to attend and vote at the Annual Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided or follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary
     Through an Intermediary — As a “street name” holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a “street name” holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.
     Mail — You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it, in the preaddressed envelope provided to you no later than 10:30 a.m. (Eastern Time) on May 30, 2011, or on the second last business day prior to any postponed or adjourned meeting.
     Telephone — You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting Instruction Form no later than 10:30 a.m. (Eastern Time) on May 30, 2011, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the 12 digit control number provided on the Voting Instruction Form.
     Internet — If your intermediary is registered with Broadridge, whom we have retained to manage “street name” holder internet voting, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form. Please refer to the 12 digit control number provided on the Voting Instruction Form.
Householding
     Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate voting instruction form. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A., 10022, Attention: Investor Relations at 212-821-0100. If you want to receive separate copies of the circular and the annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your intermediary.
Information for U.S. Street Name Holders
     If you are a “street name” holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.
     If you do NOT mark on the proxy how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLC as the Company’s auditors. However, your proxyholder does not have discretionary authority to vote for the election of the nominees named in this Circular as directors, on the advisory votes on executive officer compensation and on the frequency of such votes, or with respect to other matters which may properly be brought before the Annual Meeting, if your proxy does not specify how you intend to vote on any particular matter. Accordingly, if you are a “street name” holder it is particularly important that you instruct your U.S. intermediaries how you wish to vote your Common Shares.
VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT 2011 ANNUAL MEETING

Broker Discretionary
Matter	Vote Required	Voting Allowed

Election of Nominees for the Board of Directors	Majority of Votes Cast at the Annual Meeting	No

Appointment of PricewaterhouseCoopers	Majority of Votes Cast at the Annual Meeting	Yes

Advisory Vote on Executive Officer Compensation	Majority of Votes Cast at the Annual Meeting	No

Advisory Vote on Frequency of Future Advisory Votes on Executive Officer Compensation	The Company will view the frequency receiving the greatest number of votes as the frequency favored by shareholders.	No
     Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum
     The Annual Meeting requires a quorum, which for the purposes of the Annual Meeting means:
•	at least two persons personally present, each being a shareholder entitled to vote at the Annual Meeting or a duly appointed proxyholder for a shareholder, and

•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Annual Meeting.
     As of April 4, 2011, the Company had 64,254,939 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.
PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2012 ANNUAL MEETING
     If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at the Company’s 2012 annual meeting of shareholders he or she must send his or her proposal to the Corporate Headquarters of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 28, 2011.
SHAREHOLDER COMMUNICATION
     Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.
PRINCIPAL SHAREHOLDERS OF VOTING SHARES
     The Company is not aware of any persons who as of April 4, 2011 beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares except:

	Amount and Nature of	Percent of
	Beneficial Ownership of	Outstanding
Name and Address of Beneficial Owner of Common Shares	Common Shares	Common Shares

Douglas Group
Kevin and Michelle Douglas	7,726,447(1)	12.0%
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
KGD 2010 Annuity Trust III
MMD 2010 Annuity Trust III
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA, 94939

     The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 64,254,939 Common Shares outstanding as of April 4, 2011.

(1)	Based solely on information reported in an amended Schedule 13G filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas & Jean Douglas Irrevocable Descendants’ Trust; KGD 2010 Annuity Trust III and MMD 2010 Annuity Trust III on February 11, 2011, with the SEC. As reported in such filing, Kevin Douglas has sole voting and dispositive power over 830,593 Common Shares held by the KGD 2010 Annuity Trust III of which Kevin Douglas is the trustee and beneficiary and has shared voting power with respect to 3,747,327 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 1,661,186 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,086,141 Common Shares. Kevin Douglas has shared dispositive power with respect to 6,895,854 Common Shares. Kevin Douglas has dispositive power with respect to 772,645 Common Shares held by James E. Douglas, III; 1,545,289 Common Shares held by the Douglas Family Trust, and 830,593 shares held by the MMD 2010 Annuity Trust III. Michelle Douglas has sole voting power over 830,593 Common Shares held by MMD 2010 Annuity Trust III.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT
     The Board of Directors will submit to the shareholders at the Annual Meeting the consolidated financial statements for the fiscal year ended December 31, 2010, and the auditors’ report thereon. A copy of these financial statements and the auditors’ report is included in the Annual Report on Form 10-K, which is being mailed to the Company’s shareholders together with this Circular.
MATTERS TO BE CONSIDERED AT THE 2011 ANNUAL MEETING
Board of Directors’ Recommendations for your Vote
     The following is a summary of matters to be considered at the 2011 annual meeting of shareholders together with the Board of Directors’ unanimously recommendations for your votes.

Item No.	Board Recommendation

1. Election of the Four Nominees as Directors	FOR

2. Appointment of PricewaterhouseCoopers LLC as the Company’s Independent Auditors	FOR

3. Approval of Executive Officer Compensation	FOR

4. Approval of Frequency of Advisory Vote on Executive Officer Compensation	TWO YEARS

Item No. 1 — ELECTION OF DIRECTORS
     The Company’s articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Currently, the Board of Directors has fixed the number of directors at nine.
     At the Annual Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a majority of the votes cast at the Annual Meeting be in favor of the resolution for the election of the nominees. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.
     The Board of Directors is divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Kenneth G. Copland, Eric Demirian, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, I. Martin Pompadur, Marc A. Utay, and Bradley J. Wechsler. At the Annual Meeting, the term of Class II directors expires. The term of Class I directors expires in 2012. The term of Class III directors expires in 2013.
     The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the expiry of the term for which he has been elected; until his successor is elected or appointed; or until the date of his resignation or termination.
     Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2012 meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office (see description below in “Nomination Process”).
Nominees for Election
     The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.
     The individuals noted below are to be nominated for election to the Board of Directors of the Company in Class II and Class III.
     The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Class II and Class III and the directors whose terms continue after the Annual Meeting.

Current Position
with the
Nominees for Election as Class II Directors for the Term Expiring in 2014	Company

Eric A. Demirian, 52, Toronto, Ontario Canada	Director
Eric A. Demirian has been a director of the Company since September 2010. Mr. Demirian is President of Parklea Capital, Inc. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983-2000) and internal auditor at the Ontario Lottery and Gaming Corporation (1980-1983). Mr. Demirian serves on the boards and is the chair of the audit committee of Enghouse Systems Ltd. Mr. Demirian is a former director and chair of the audit committee of Leisure Canada Inc. (2010—2011), Menu Foods Income fund (2005-2010), Keystone North America Inc. (2007—2010) and former director and chair of the audit committee of Granby Industries Income Fund (2006—2007). Mr. Demirian is a Canadian citizen. He is a Chartered Accountant and a Certified General Accountant. Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. Mr. Demirian previously served as Executive Vice President of Group Telecom Inc. (“GT Inc.”) and its operating subsidiary GT Group Telecom Services Inc. (“GT Services”) from January, 2000 to February, 2003 and a Director of GT Inc. from June, 2002 to August, 2002. GT Inc. was a publicly traded telecommunications corporation listed on the TSX and NASDAQ. In June 2002, GT Inc. and GT Services made an application under the Corporation Creditors Arrangement Act (Canada) and under Chapter 11 in the United States. In February 2003, GT Services and all of the operations of the Corporation were sold to a competitor and GT Inc. underwent bankruptcy proceedings.

David W. Leebron, 56, Houston, Texas, U.S.A.	Director
David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and on the executive committee of the Greater Houston Partnership and the board of KIPP Foundation. Mr. Leebron serves as Chairman of the Corporate Governance and Nominating Committees of the Company and is a member of the Company’s Audit and Compensation Committees. Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues facing the Board.

Marc A. Utay, 51, New York, New York, U.S.A.	Director
Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. Mr. Utay is a director of P&F Industries, Inc. Mr. Utay serves as Chairman of the Option Committee of the Company and is a member of the Company’s Corporate Governance and Compensation Committees. Mr. Utay is a seasoned entrepreneur who has more than 25 years of experience in investment banking and in direct investment in public and private companies and funds. He also brings particular expertise to the Board in the areas of financial planning, the capital markets and operating experience that strengthens the Board’s skill in those areas.

Current Position
with the
Nominee for Election as Class III Directors for the Term Expiring in 2013	Company

Martin Pompadur, 75, New York, New York, U.S.A.	Director
Martin Pompadur has been a director of the Company since September 2010. Mr. Pompadur is the Chairman of Metan Development Group. In June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. He was appointed Chairman of News Corp Europe in January 2000, a position he held until 2008. Mr. Pompadur was Chairman and Chief Executive Officer of RP Companies from 1982 to 2007 and has held executive positions at several other media companies including American Broadcasting Companies, Inc. Mr. Pompadur is the principal owner of Caribbean International News Corporation and Montana Coffee. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc. and is Senior Advisor to Oliver Wyman and Global Vice Chairman Media and Entertainment, Macquarie Capital Advisors. Mr. Pompadur brings to the Board his broad international perspective gained from many years of experience as a senior executive and board member of large media companies. Mr. Pompadur’s deep knowledge of business development and media strategy is a valuable addition to the Board.

Expiry of Term
Directors who Continue in Office after the Annual Meeting	of Office

Neil S. Braun, 58, New York, New York, U.S.A.	2012
Neil S. Braun has been a director of the Company since June 2003 and is the Dean of Pace University’s Lubin School of Business. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media after it acquired IDT Entertainment in August 2006, President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation a wholly-owned subsidiary of CMGI, Inc. during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors, both non-profit organizations. Prior to 1994, Mr. Braun was the Chairman and CEO of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice President of Home Box Office Inc. Mr. Braun has received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG Audit Committee Institute. Mr. Braun is a former director of the GreenLife Organization (2007-2008) and The Carbon Neutral Company (2008-2010). Mr. Braun is a member of the Company’s Audit, Compensation and Nominating Committees. Mr. Braun’s experience as a senior executive of a number of entertainment technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee.

Kenneth G. Copland, 73, Toronto, Ontario, Canada	2012
Kenneth G. Copland has been a director of the Company since June 1999 and is the Chairman of KGC Ltd. Mr. Copland was the Vice-Chairman of BMO Nesbitt Burns Inc. from 1994 to May 2001. Mr. Copland is a director of Allbanc Split Corp. II. Mr. Copland is a former director of BMO Split Corp (2004 — 2009). Mr. Copland serves as the Chairman of the Audit Committee of the Company and is a member of the Company’s Compensation and Nominating Committees. Mr. Copland is a Canadian citizen. Mr. Copland’s tenure as Vice-Chairman of a major bank and his other prominent positions in the investment banking industry for more than 40 years have given Mr. Copland a knowledge and understanding with respect to generally accepted accounting principles and auditing standards and how they should be applied to budgeting and financial reporting systems. With his strong financial background, Mr. Copland serves as the Chair of the Audit Committee and meets the SEC definition of an Audit Committee financial expert.

Richard L. Gelfond, 55, New York, New York, U.S.A.	2013
On April 1, 2009, Mr. Gelfond assumed the role of sole Chief Executive Officer of the Company. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the board of directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003. Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company and his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board. Due to Mr. Gelfond’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and optimal methods to drive change and growth.

Garth M. Girvan, 62, Toronto, Ontario, Canada	2012
Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP, one of Canada’s largest law firms. Mr. Girvan is also a director of Entertainment One Ltd. Mr. Girvan serves as the Chairman of the Compensation Committee of the Company and is a member of the Company’s Corporate Governance and Option Committees. Mr. Girvan is a former director of Corby Distilleries Limited (1998—2007). Mr. Girvan is a Canadian citizen. Mr. Girvan brings to the Board his extensive background as legal counsel to public and private companies, including having provided recognized leadership in complex public and private equity and debt financings, which makes him well-suited to assist the Board in addressing the legal, financial and governance issues which it faces.

Bradley J. Wechsler, 59, New York, New York, U.S.A	2013
On April 1, 2009, Bradley J. Wechsler assumed the role of sole Chairman of the Company’s Board of Directors. Mr. Wechsler served as Co-Chief Executive Officer of the Company with Mr. Gelfond from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and served as Co-Chairman with Mr. Gelfond from June 1999 to March 31, 2009. Mr. Wechsler serves on the boards of Math for America, the Ethical Culture Fieldston Schools, Apollo Investment Corporation and Assay Healthcare Solutions. Mr. Wechsler also serves on the board of the NYU Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion Picture Academy of Arts & Science. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the Board. Due to Mr. Wechsler’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and the optimal methods to drive change and growth. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman of the Board.

Item No. 2 — APPOINTMENT OF AUDITORS
     At the Annual Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLC, Chartered Accountants (“PwC”), as auditors of the Company to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.
     Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Annual Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.
     Representatives of PwC are expected to be present at the Annual Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.
     PwC are the principal independent accountants of the Company. PwC, or one of its predecessors, have been the auditors of the Company for more than five years. The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by PwC during those periods.

	2010	2009
Type of Fees	($)	($)	Description of Fees

Audit Fees	1,323,172	1,320,934	For professional services rendered by PwC in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K and of the Company’s internal control over financial reporting, the review of Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years 2010.

Audit-Related Fees	147,814	692,708	For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2010, audit-related fees consisted primarily of consultation concerning financial accounting and reporting standards and procedures. In 2009, audit-related fees consisted primarily of comfort letter procedures in connection with the Company’s two equity offerings and consultation concerning financial accounting and reporting standards.

Tax Fees	33,222	66,000	For professional services rendered by PwC in connection with tax compliance, tax advice, and tax planning. In 2010 and in 2009, tax fees consisted primarily of the preparation of tax returns for certain of the Company’s foreign subsidiaries and partnerships, including related tax advice.

All other fees	Nil	Nil	PwC performed no services in 2010 or 2009 other than services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Total	1,504,208	2,079,624

Audit Committee’s Pre-Approval Policies and Procedures
     All audit related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget to the extent that actual fees exceed budgeted fees by a set amount. The Audit Committee reviews all actual fees at year-end. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of the independent registered public accounting firm to the extent that the fees involved exceed a set amount. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Item No. 3 — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Circular.
     As discussed in this Circular, the objectives of the Company’s executive compensation program are to:
•	provide competitive compensation programs that consist of cash and equity-based components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the Company’s Named Executive Officers for their individual contributions to the success of Company;

•	link executive compensation to the Company’s long-term strategic objectives; and

•	align executive officers’ interests with shareholder interests through an equity award framework that creates a sense of ownership and shared risk among executives.
     Consistent with these goals and as discussed in the Compensation Discussion and Analysis below, the Company has structured its annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve the business goals set by the Company, to reward the executives for achieving such goals and to encourage retention of executives beyond the current year. We encourage you to carefully review the Compensation Discussion and Analysis, the tabular compensation disclosures and the related narrative disclosures beginning on page 14 of this Circular for additional information about the Company’s compensation programs, including information about the fiscal year 2010 compensation of the Company’s Named Executive Officers.
     The Company is asking its shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Circular. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the Company’s Named Executive Officers’ compensation. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Circular.
     Shareholders will be asked to indicate their support for the compensation of the Company’s Named Executive Officers, as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Annual Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.
     The Board asks its shareholders to vote FOR the following resolution at the Annual Meeting:
RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in this Circular.
     Although the vote is advisory and non-binding in nature, the Board and the Compensation Committee will review the voting results and will consider shareholder views in connection with our executive compensation program. If there are a significant number of negative votes, the Board and the Compensation Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.
Item No. 4 — FREQUENCY OF ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
     In addition to the advisory vote on executive compensation set forth in Item No. 3 above, the Dodd-Frank Act requires that shareholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. This Item No. 4 affords shareholders the opportunity to cast an advisory vote on the frequency of the say-on-pay vote every year, every two years or every three years.
     The Board recommends that you vote to hold an advisory vote on executive compensation every two years. As described in the Compensation Discussion and Analysis below, a fundamental objective of the Company’s executive compensation is to align the interests of the Company’s executives with the creation of long-term shareholder value. The Board believes a biennial vote fosters a well timed approach to evaluating the Company’s executive compensation, providing assurance that the Board remains accountable for executive compensation on a frequent basis. A biennial vote also most closely mirrors the multi-year nature of the Company’s compensation program.
     While the Board recommends that shareholders vote to hold the say-on-pay vote every two years, the voting options are to hold the say-on-pay vote every one year, two years or three years. Shareholders may also abstain from voting on this proposal. The Company will view whichever of one year, two years or three years that receives the greatest number of votes as being the frequency that is favored by our shareholders.
     Although this vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation Committee will consider the results of the vote in determining the frequency with which advisory votes on executive compensation will be conducted.
     The Board of Directors recommends that you vote FOR an advisory vote on the compensation of the Company’s Named Executive Officers every TWO years. Proxies that are executed and returned will be voted FOR an advisory vote every TWO years, unless you specify otherwise in your voting instructions.

EXECUTIVE OFFICERS
     The following table sets forth certain information regarding the executive officers of the Company as of April 26, 2011.

Name	Age	Position

Richard L. Gelfond	55	Chief Executive Officer & Director
Joseph Sparacio	51	Executive Vice President & Chief Financial Officer
Gary Moss	52	Chief Operating Officer
Greg Foster	48	Chairman & President, Filmed Entertainment
Robert D. Lister	42	Senior Executive Vice President & General Counsel
Brian Bonnick	54	Executive Vice President, Technology
David B. Keighley	63	Chief Quality Officer & President, David Keighley Productions 70MM Inc.
Larry O’Reilly	48	Executive Vice President, Theatre Development
G. Mary Ruby	53	Chief Administrative Officer & Corporate Secretary
Mark Welton	47	Executive Vice President, Corporate and Digital Development & Theatre Operations
Edward MacNeil	46	Senior Vice President, Finance
Jeffrey Vance	39	Senior Vice President, Finance & Controller

     Richard L. Gelfond assumed the role of sole Chief Executive Officer of the Company effective April 1, 2009, and remains a member of the Company’s Board of Directors. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the board of directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the Board of Directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.
     Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief Financial Officer (“CFO”) in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.
     Gary Moss joined the Company in July 2009 as Chief Operating Officer. Prior to joining the Company, Mr. Moss was an independent consultant from 2008 until his employment with the Company and served as Chief Operating Officer and Chief Financial Officer of Concert Productions International (CPI), a major promoter of rock concerts and tours in North America, and an operating subsidiary of Live Nation Inc. from 2004 to 2008. Mr. Moss worked with EMI Group Canada Inc., as Vice President, Finance from 1995 to 2004, and with Sega of Canada, Inc. as Vice President of Finance from 1993 to 1995. Mr. Moss is a Chartered Accountant and received his Bachelors of Commerce from University of KwaZulu-Natal, South Africa.
     Greg Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Chairman & President, Filmed Entertainment in September 2004. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.
     Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs & General Counsel, and was appointed Senior Executive Vice President & General Counsel in December 2007. Previous to that, Mr. Lister held the position of Executive Vice President, Business & Legal Affairs, Corporate Communications & General Counsel since January 2006 and was Executive Vice President, Legal and Business Affairs & General Counsel, a position he held from May 2001 to January 2006. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from 1996 to 1998. Mr. Lister is a member of the board of directors of 3net, a joint venture of Sony, Discovery Communications and the Company. Mr. Lister is a member of the New York State Bar Association.

     Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Executive Vice President, Technology in June 2006. From August 2001 — June 2006 Mr. Bonnick held the position of Senior Vice President, Technology. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.
     David B. Keighley joined the Company in February 1988 and was appointed Chief Quality Officer in March 2011. From July 2007 to March 2011 Mr. Keighley held the position of Executive Vice President of the Company and from July 1997 to July 2007 Mr. Keighley held the position of Senior Vice President. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.
     Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Theatre Development in September 2004. Mr. O’Reilly has held various positions within the Company including Manager, Business Development, Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theatre Development & Film Distribution.
     G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Chief Administrative Officer & Corporate Secretary in March 2011. Previous to that Ms. Ruby held the position of Executive Vice President, Corporate Services (Legal, Human Resources and Administration) & Corporate Secretary since January 2008 Senior Vice President, Human Resources and Administration a position she held since May 2007 and Senior Vice President, Legal Affairs & Corporate Secretary since July 2001. Ms. Ruby held the position of General Counsel of the Company from February 1989 to February 1997. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association.
     Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed Executive Vice President, Corporate and Digital Development & Theatre Operations in April 2007. From September 2001 to October 2003, Mr. Welton held the position of Senior Vice President, Business Affairs, and from October 2003 to June 2006, Mr. Welton held the position of Senior Vice President, Theatre Operations and from June 2006 to April 2007 held the position of Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company.
     Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Senior Vice President, Finance in August 2007. Mr. MacNeil served as interim Chief Financial Officer from August 2006 to August 2007. From October 1999 to August 2001, Mr. MacNeil held the position of Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company. From September 2001 to September 2006, Mr. MacNeil held the position of Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr. MacNeil is a member of the Canadian Institute of Chartered Accountants.
     Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that Mr. Vance held the position of Vice President, Finance and Controller since February 2008. Mr. Vance served as Co-Controller from November 2006 and previous to that, Mr. Vance held the position of Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a member of the Canadian Institute of Chartered Accountants.

2010 EQUITY COMPENSATION PLANS
     The following table sets forth information regarding the Company’s Equity Compensation Plan as of December 31, 2010.

Number of Securities Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted Average Exercise	Under Equity Compensation Plans
	Outstanding Stock Options,	Price of Outstanding	(Excluding Securities Reflected in
	Warrants and Rights	Stock Options	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,743,272	10.79	6,085,843
Equity compensation plans not approved by security holders	Nil	Nil	Nil

Total	6,743,272	10.79	6,085,843

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of April 4, 2011 or as otherwise indicated in the notes below, including (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the Named Executive Officers, individually; and (iii) all directors and officers as a group. The Company’s Named Executive Officers are the individuals who served during 2010 as Chief Executive Officers, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officer, who were serving as executive officers as of December 31, 2010 (collectively, the “Named Executive Officers”).

	Common Shares Beneficially
Name of Beneficial Owner of	Owned, Controlled or		Stock Options Exercisable		Percent of Outstanding
Common Shares	Directed (1)		within 60 days	Total	Common Shares (2)

Richard L. Gelfond	455,500	(3)	1,350,000	1,805,500	2.8%
Bradley J. Wechsler	632,800	(4)	1,050,000	1,682,800	2.6%
Neil S. Braun	Nil		16,000	16,000	*
Kenneth G. Copland	25,804	(5)	73,947	99,751	*
Eric A. Demirian	Nil		7,838	7,838	*
Garth M. Girvan	57,702	(6)	55,328	113,030	*
David W. Leebron	7,300	(7)	69,499	76,799	*
Martin Pompadur	Nil		7,838	7,838	*
Marc A. Utay	623,131	(8)	59,624	682,755	1.1%
Joseph Sparacio	Nil		41,250	41,250	*
Greg Foster	26,000	(9)	168,398	194,398	*
Larry O’Reilly	5,000	(10)	22,750	27,750	*
Mark Welton	Nil		21,500	21,500	*

All directors and executive officers as a group (20 persons)	1,856,439		3,031,472	4,879,411	7.3%

*	Less than 1%
(1)	Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.

(2)	The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 64,254,939 Common Shares outstanding as of April 4, 2011, adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options held by such person that vest within 60 days of that date.

(3)	Mr. Gelfond has sole voting and dispositive power with respect to 355,400 Common Shares and shared voting and dispositive power with respect to 100,100 Common Shares. As of April 4, 2011, Mr. Gelfond also had outstanding 150,000 SARs, which entitle Mr. Gelfond to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options or restricted shares in certain circumstances and subject to certain restrictions.

(4)	Mr. Wechsler has sole voting and dispositive power with respect to 158,300 Common Shares and shared voting and dispositive power with respect to 474,500 Common Shares. As of April 4, 2011, Mr. Wechsler also had outstanding 150,000 SARs, which entitle Mr. Wechsler to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options or restricted shares in certain circumstances and subject to certain restrictions.

(5)	Mr. Copland has sole voting and dispositive power with respect to 25,804 Common Shares.

(6)	Mr. Girvan has sole voting and dispositive power with respect to 57,702 Common Shares.

(7)	Mr. Leebron has sole voting and dispositive power with respect to 6,000 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.

(8)	Mr. Utay has sole voting and dispositive power with respect to 623,131 Common Shares.

(9)	Mr. Foster has shared voting and dispositive power with respect to 26,000 Common Shares. As of April 4, 2011, Mr. Foster also had outstanding 100,000 SARs, which entitle Mr. Foster to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options in certain circumstances and subject to certain restrictions.

(10)	Mr. O’Reilly has sole voting and dispositive power with respect to 5,000 Common Shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file. During the fiscal year ended December 31, 2010, one report on Form 4 was not timely filed by Marc A. Utay relating to the sale of 50,000 Common Shares. Other than such report on Form 4, based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2010, the Company believes that all other such reports were timely filed by the Reporting Persons.
MANAGEMENT CEASE TRADE ORDER
     On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission (the “OSC”) and certain other provincial securities regulators in connection with the delay in filing certain of the Company’s financial statements. All management cease trade orders were fully revoked on November 22, 2007.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s Named Executive Officers and the rationale for the program elements and decisions for the year ended December 31, 2010. For the purposes of this Compensation Discussion and Analysis, our Named Executive Officers are:
•	Richard L. Gelfond, Chief Executive Officer.

•	Joseph Sparacio, Executive Vice President & Chief Financial Officer.

•	Greg Foster, Chairman & President, Filmed Entertainment.

•	Larry O’Reilly, Executive Vice President, Theatre Development.

•	Mark Welton, Executive Vice President, Corporate and Digital Development & Theatre Operations.
     See “Non-GAAP Financial Measures” below, for a reconciliation of adjusted EBITDA and adjusted earnings per share to United States generally accepted accounting principles measures.
Compensation Philosophy and Objectives
     The following principles have guided the Company in developing its compensation programs and in determining total compensation levels for the Company’s Named Executive Officers:
•	the Company must be prepared to compete with larger organizations with greater resources for executive talent;

•	the Company’s compensation practices should take into account the dynamic nature of the Company’s business over the last several years; and

•	the Company’s compensation programs should encourage the Company’s Named Executive Officers to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its shareholders.
     The Company’s compensation philosophy is to attract and retain key employees, to motivate them to achieve and to reward them for superior performance. The objectives of the Company’s compensation program are to:
•	provide competitive compensation programs that consist of cash and equity-based components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the Company’s Named Executive Officers for their individual contributions to the success of Company;

•	link executive compensation to the Company’s long-term strategic objectives; and

•	align executive officers’ interests with shareholder interests through an equity award framework that creates a sense of ownership and shared risk among executives.
     Based on the foregoing principles and philosophy, the Company has structured its annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.
Summary of 2010 Performance and Results
     The Company’s performance in 2010 was very strong, with key highlights including the following:
•	the Company recorded highest annual revenues, earnings and EBITDA for any year in the Company’s 43-year history;

•	annual revenues increased 45% over the prior year to $248.6 million;

•	adjusted EBITDA increased 73% over the prior year to $101.4 million;

•	adjusted earnings per share increased 168% over the prior year to $1.02 per share;

•	annual gross box office from DMR titles doubled to $546 million;

•	a record number of systems were installed (91 theatre systems and 32 digital upgrades) resulting in significant theatre network growth;

•	the Company signed agreements for 221 systems (166 new theatre systems and 55 new digital upgrades), positioning the Company for significant commercial network growth in 2011 and beyond; and

•	the Company more than doubled its stock price increasing from $13.31 per share on December 31, 2009 to $28.07 per share on December 31, 2010.
     As a result of these achievements, the Company accomplished or exceeded all of its key objectives for 2010. With respect to 2010 compensation, the Company took into account its success in accomplishing or exceeding its key objectives, the increased size and complexity of the Company’s business in 2010 resulting from the increased size of the Company’s theatre network and film slate, the expansion of the Company’s international operations and the pursuit of new business opportunities. Accordingly, the Company’s Named Executive Officers earned compensation for 2010 that was generally at or above the target compensation opportunities established for them. This result is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and results in reduced compensation in years in which financial results do not meet expectations.
Executive Compensation Process
     Scope and Authority of the Compensation Committee
     The Compensation Committee has the overall responsibility for evaluating and making recommendations to the Board regarding equity-based and incentive compensation plans, policies and programs of the Company. The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom fulfill the independence requirements of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and Section 1.2 of Canadian National Instrument 58-101. These rules provide that no director qualifies as “independent” unless the Board affirmatively determines that such director has no material relationship with the Company and an independent director be a person other than an officer or employee of the Company or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director and sets forth specific categories of relationships that disqualify a director from being independent (any such director, an “Independent Director”).
     The Compensation Committee operates under a written mandate, the Compensation Committee Charter, which was adopted by the Company’s Board of Directors.
     The Compensation Committee’s responsibilities include (but are not limited to) the following:
•	preparing and approving the compensation package of the Chief Executive Officer (“CEO”)

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals and objectives;

•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviewing and approving on annual basis the components and the amount of compensation paid to executive officers; and

•	reviewing this Compensation Disclosure and Analysis and recommending to the Board of Directors its inclusion in this Circular.

     Role of the Compensation Committee in Determining CEO Compensation
     The Compensation Committee prepares and approves the compensation package of the CEO, including rendering decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating the CEO, the Compensation Committee will consider:
•	the CEO’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if the CEO were to depart from employment with the Company;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and published surveys and other public salary disclosures as a general market reference.
     Role of the CEO in Executive Compensation Decisions
     The Board of Directors has determined that to best align executive compensation with shareholders’ interests and the Company’s business strategy, the CEO should make recommendations with respect to the equity and non-equity compensation of other Named Executive Officers given his familiarity with the Company’s day-to-day operations and his insight into what rewards and incentives are effective. Accordingly, each year, the CEO reviews the performance of each member of the executive team, including the Named Executive Officers, in consultation with other supervising executives including the Chief Operating Officer, and reaches certain conclusions and recommendations based on these reviews, including with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating a Named Executive Officer, the CEO will consider the following:
•	an individual’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if such individual would depart from employment with the Company;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and in some cases, published surveys and other public salary disclosures as a general market reference.
     The Compensation Committee then reviews and approves the components and amount of compensation recommended by management and the compensation packages are implemented by the Company. In the event that the compensation package involves a decision to grant stock options, any such grant must be approved by the Board of Directors or the Option Committee.
     Role of Compensation Consultant
     In 2010, the Compensation Committee retained Mercer Human Resources Consulting (“Mercer”) to assist in its review of the components and level of the CEO’s compensation in connection with the renewal of his employment agreement in December 2010. Mercer provided no other advice to the Compensation Committee in 2010. Management engaged Mercer in 2010 to assist the Company in its review of long term incentive plan alternatives, to assist the Company in determining its comparator group as described below and to provide information regarding compensation levels and components with respect to certain positions in the comparator companies.
     Use of Compensation Survey Data
     In making compensation decisions, the Company may from time to time consider and compare the form and level of compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by these companies. In addition, the Company may periodically compare elements of total compensation against survey data provided by outside compensation consultants, proxy data and industry-specific published survey sources, which include data from the comparator companies as described below. Given the Company’s diversified and highly unique businesses, the history of innovations behind its product offerings, and the global nature of its employee base and operations, the Company believes it lacks any pure peer companies against which it is able to benchmark. As a result, the Company believes that external survey data cannot take the place of sound business judgment based on specific knowledge of the Company and its executive leaders.
     The Company competes with many larger companies for top executive-level talent. In addition, the Company believes its executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. As such, the Company generally sets total cash compensation for executives at the 75th percentile of the total cash compensation paid to similarly situated executives of the companies comprising the peer group. Variations from this target may occur depending on the position being compared, the experience level of the relevant individual and various market factors.

     Comparator Group
     As the Company is a Canadian organization with primarily U.S. executives, two comparator groups were developed to reflect the Canadian and the U.S. markets for competitive pay. These groups are comprised of a mix of media and technology companies in order to reflect the Company’s need to develop innovative technologies. To ensure a comparison against organizations of a similar size, these groups include only organizations with revenues of $1 billion or less. The Company reviews the data from both competitive markets and generally targets the 75th percentile with regards to total cash compensation. However, as some executive positions require unique qualifications, particularly those involving expertise in the media, film and capital markets industries, the Company must retain discretion when determining competitive compensation.
     The comparator companies identified by Mercer in 2010 include:

U.S. Comparators	Canadian Comparators
Dreamworks Animation SKG, Inc.	Open Text Corporation
Dolby Laboratories Inc.	Astral Media Inc.
ANSYS, Inc	Evertz Technologies Ltd.
DTS, Inc.	Corus Entertainment Inc.
     Mercer concluded that the Company generally sets total cash compensation for executives at the 75th percentile for the total cash compensation paid to similarly situated executives comprising the comparator groups.
     Employment and Change in Control Agreements
     Currently, the Company has written employment agreements with Messrs. Gelfond, Sparacio and Foster, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change of Control”. The Company believes that these agreements are critical to enable it to attract and retain talent, while still allowing the Compensation Committee and the CEO sufficient discretion to determine overall compensation in a given year. The employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the employment agreements were established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect a promotion or other change in job responsibility or to provide for additional equity awards and other items.
     The employment agreements require that the Company make certain payments to the relevant Named Executive Officers in the event of a termination of employment for various reasons, including upon a change of control. The provisions setting forth certain payments upon a change of control are designed to promote stability and continuity of senior management in the event of a transaction involving a change of control of the Company. The Company’s severance and change of control benefits were determined on the basis of market practices in order to both provide this stability, as well as to provide a competitive overall compensation package to the Named Executive Officers.
     During 2010, the Company entered into amendments to the employment agreements of Messrs. Gelfond, Sparacio and Foster. Pursuant to the amendment to Mr. Gelfond’s agreement, the term of Mr. Gelfond’s employment was extended through December 31, 2012. As part of his employment renewal, Mr. Gelfond’s base salary was increased to $750,000 per year (from $600,000 per year in 2010) and Mr. Gelfond received a grant of 800,000 stock options (with 160,000 stock options to vest on each of May 1, 2011, September 1, 2011, January 1, 2012, May 1, 2012 and September 1, 2012). The Company believes that the grant of stock options to Mr. Gelfond is in alignment with the Company’s overall compensation philosophy that the most senior executives should derive a greater proportion of their overall compensation from long-term incentive compensation and that equity compensation should increase as salary grade levels increase, as described below more fully under “Executive Compensation Components”. Partly in exchange for the increase in base salary and the equity grant, Mr. Gelfond agreed that any compensation earned during 2011 and 2012 would not be included in calculating his entitlement under the Company’s Supplemental Executive Retirement Program.
     Under the 2010 amendment to Mr. Sparacio’s employment agreement, the term of Mr. Sparacio’s employment was extended through May 14, 2012. Mr. Sparacio’s base salary increased from $350,000 per year to $385,000 per year effective May 14, 2010 and $400,000 per year effective May 14, 2011. Mr. Sparacio’s salary increase was his first since he began working for the Company on May 14, 2007 and reflects Mr. Sparacio’s increased responsibilities resulting from the increased size and complexity of the Company’s business.

     Under the 2010 amendment to Mr. Foster’s employment agreement, the term of Mr. Foster’s employment was extended through July 13, 2013. In connection with his renewal, the Company agreed to provide Mr. Foster with a minimum bonus of $500,000 for 2010 (prorated from the date of the amendment), 2011 and 2012. Mr. Foster also received an option grant of 600,000 stock options (with 200,000 options to vest on each of July 1, 2011, July 1, 2012 and July 1, 2013). As with Mr. Gelfond’s stock option grant, the stock option grant to Mr. Foster is consistent with the Company’s overall compensation philosophy that the most senior executives should derive a greater proportion of their overall compensation from long-term incentive compensation and that equity compensation should increase as salary grade levels increase. In connection with the amendment, the Company agreed to provide Mr. Foster with whole life insurance policy and a term life insurance policy (for the duration of the term of his employment) in the amount of $3.5 million and $3 million, respectively. The Company also agreed to reimburse Mr. Foster for reasonable expenses incurred in connection with his attendance at an executive MBA program of Mr. Foster’s choice.
Executive Compensation Components
     For the fiscal year ended December 31, 2010, the principal components of compensation for Named Executive Officers were:
•	base salary;

•	annual cash bonus awards;

•	long-term incentive compensation in the form of stock options;

•	retirement and pension plans; and

•	other personal benefits and perquisites.
     In establishing each component of a Named Executive Officer’s compensation, the Company is guided by the following principles:
•	As executives move to higher levels of responsibility with more direct influence over the Company’s performance, they should have a higher percentage of pay at risk. Accordingly, as executives become more senior, the percentage of their total direct compensation derived from base salary decreases.

•	As executives become more senior, a greater proportion of their overall compensation is derived from long-term incentive compensation rather than short-term compensation. The Company believes that motivates executives to take actions that are most conducive to the Company’s long-term growth and viability and helps ensure focus on the Company’s long-term success.

•	Equity compensation should increase as salary grade levels increase. Since the Company’s most senior executive officers are in positions that most directly impact the Company’s performance, their focus should be to achieve sustainable growth and long-term profit for the Company. By awarding compensation in the form of equity, the Company believes that its compensation encourages executives to behave like owners and aligns executives’ and shareholders’ interests.
     Annual Base Salary
     The Company provides each of the Named Executive Officers, with a competitive fixed annual base salary to compensate them for services rendered during the fiscal year and to provide a base level of monthly income that is not subject to performance-related risk or discretion. The base salary for each of the Company’s Named Executive Officers is specified in his employment agreement or arrangement. The base salary of Named Executive Officers who do not have written employment agreements are reviewed on an annual basis. In reviewing base salaries for the Named Executive Officers, the Company primarily considers (i) the executive’s position and responsibilities; (ii) market data for executives with similar responsibilities provided by the Company’s outside consultant; (iii) the executive’s individual performance; and (iv) other cash and non-cash components of the executive’s total compensation. With certain exceptions, base salary ranges are generally intended to be designed so that salary opportunities for a given position will be positioned in the median range of compensation for comparable positions at the Comparator Group. Base salary levels for Named Executive Officers are typically considered upon renewal of the Named Executive Officers’ employment agreement or upon an amendment of the Named Executive Officer’s employment agreement in connection with a promotion or other change in job responsibility. With respect to Messrs. O’Reilly and Welton, base salary is reviewed annually as part of the Company’s performance review process.
     Performance-Based Incentive Compensation
     The Company has no pre-established policy or target, other than the general parameters described above, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Factors the Company considers in determining the appropriate mix of incentive compensation for the Company’s employees, including the Named Executive Officers, include the ability to further corporate business objectives, particularly key strategic and operational initiatives, management and budgetary responsibility and level of seniority.

     Annual Cash Bonus Awards
     Awards under the management bonus plan (the “Management Bonus Plan”) support the Company’s business objective of delivering positive annual strategic and operating results. As executives move to greater levels of responsibility, the percentage of their compensation that is at risk and that is based on performance increases.
     In 2010, each of the Named Executive Officers, other than Mr. Gelfond, received cash bonuses under the Company’s Management Bonus Plan. Awards under the Management Bonus Plan are determined based on achievement of corporate objectives and a qualitative evaluation of individual performance, and are discretionary, other than the minimum bonus guarantees to which Mr. Foster is contractually entitled as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
     Bonuses are awarded under the Management Bonus Plan based on the performance of the Company and of the participating employee and are determined following the review of the financial performance of the Company for each fiscal year. Generally, half of a participating Named Executive Officer’s bonus will be based upon the Company’s performance, while the remaining half is based upon the personal performance of the Named Executive Officer. The Company’s assessment of its overall performance at year-end considers the achievement of corporate financial, strategic and operational objectives including, but not limited to, income and revenue earned by the Company, theatre signings and installations particularly under joint revenue sharing arrangements, film performance, and technology development. The assessment of a Named Executive Officer’s personal performance takes into account the achievement of certain personal objectives which are determined on an annual basis by such Named Executive Officer in consultation with the CEO. Examples of personal objectives include business targets, operating, strategic, budgetary and/or managerial goals.
     The Company employs broad parameters rather than fixed formulas to assess both Company and individual performances and to make recommendations to the Compensation Committee for bonus amounts for the Named Executive Officers. While the Company does set specific corporate and personal objectives at the beginning of a given year, these objectives are not set quantitative targets but rather guidelines to be used in determining bonuses at year-end. Neither the Company nor the Compensation Committee is limited to considering pre-determined objectives in assessing performance and neither is the failure nor success of any such objectives dispositive with respect to the final assessment of either Company or personal performance. Also, while employment agreements and employment arrangements generally set forth target median and, in some cases, maximum bonuses, these targets are discretionary guidelines. The Company retains the discretion (unless otherwise contractually obligated) to recommend to the Compensation Committee no bonus, to recommend bonuses below the median target or to recommend bonuses that exceed the target, in each case, as circumstances warrant. The Company believes that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance since a flexible process allows the Company and the Compensation Committee to consider (i) goals set by the Board of Directors and communicated to senior management at any point during the year, and (ii) the effects of unanticipated events and circumstances on the Company’s business or on a particular executive’s performance.
     In assessing Company performance for 2010, the Company recognized the accomplishment of key objectives including the Company’s:
•	exceeding revenue and profitability targets;

•	doubling of its worldwide DMR gross box office;

•	exceeding its signing and installation targets, particularly for theatres under joint revenue sharing arrangements;

•	continued expansion into international markets, especially in Western Europe and Japan, and the release of the Company’s first international IMAX DMR release; and

•	securing an increasing number of prominent films from major Hollywood studios for release to the IMAX network.
     In assessing individual performance for 2010, the Company and the Compensation Committee recognized Mr. Sparacio for his continued contribution in connection with the increasing stability of the Company’s financial controls and return to profitability; Mr. Foster for his role in the continued expansion of the Company’s relationship with Hollywood distributors; Mr. O’Reilly for his role in the continued global expansion of the IMAX theatre network and Mr. Welton for his management of the analysis, installation and start-up of new joint revenue sharing theatres. As a result of this assessment, each of Named Executive Officers received bonuses greater than or equal to their bonus targets.
     The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its qualitative assessment of Company performance. In awarding Mr. Gelfond’s 2010 bonus, the Compensation Committee recognized the Company’s strong performance in 2010, in general, and, in particular, the Company’s accomplishing or exceeding every one of its key objectives for 2010. As result of this assessment, Mr. Gelfond received a bonus of $1.2 million, which equaled his maximum bonus target.

     Sales Commission Plans
     Where an employee’s position primarily involves responsibility for the Company’s theatre sales, lease and joint revenue sharing arrangement activities, the Company believes that it is appropriate to tie a portion of his or her annual cash compensation to such revenue-generating efforts.
     The Company maintains various sales commission plans (the “Commission Plans”) in which its employees involved in theatre sales activities participate. These plans are designed to reward employees where, through their efforts, the Company secures obligations under contracts with third parties to build or retrofit, open and operate IMAX theatres. Typically, commissions payable under the Commission Plans are based either on a percentage of the contract value or on a fixed amount for each theatre opened. The commission is calculated based on several factors including the size and nature of the contractual relationship entered into by the Company with the third party. Each theatre transaction is examined at the time a binding agreement is entered into to determine which of the specific Commission Plans would apply. Subsequent to the signing of a binding agreement, the commissions payable under the completed transaction are calculated based on the applicable Commission Plans. The calculation is reviewed and approved by appropriate Company personnel.
     Mr. O’Reilly, who leads the Company’s sales, theatre marketing and development activities, is the only Named Executive Officer who participates in the Commission Plans. In 2010, Mr. O’Reilly received commission payments of $770,315.
     Long-Term Incentive Compensation
     The Company’s long-term incentive compensation for certain employees, including each of the Named Executive Officers, is generally provided through grants of stock options and in certain circumstances in prior years, through grants of stock appreciation rights (“SARs”). The Company believes that long-term incentive awards are important in creating alignment between senior management and shareholders and in preserving the continuity of executive leadership during important and strategic times, such as the Company’s introduction of digital projection technology and the roll-out of theatre systems under joint revenue sharing arrangements. The level of benefit received by the Company’s executive officers is dependent, to a large degree, on the Company’s execution of its strategy and on delivering significant and sustained growth. The Company believes that grants of stock options with service-based vesting conditions are appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management. Stock option awards to Named Executive Officers may be granted as part of an annual grant to employees who participate in the Company’s stock option plan, as described below, or pursuant to individual employment agreements. SARs were generally granted pursuant to individual employment agreements. No SARs were granted in 2010 and the Company currently has no intention to issue additional SARs in the future.
     Stock Options
     The Company maintains a stock option plan (the “SOP”) under which the Company may grant stock options to officers, employees, consultants and eligible directors (the “Participants”) to purchase Common Shares on terms and conditions set out in the SOP. The Company grants stock options pursuant to the SOP to align executives’ interests with those of the Company’s shareholders over the long term.
     The SOP is administered by the Board of Directors which has delegated the responsibility of administering the SOP to the Option Committee. The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to Participants under the SOP, subject to guidelines determined by the Company’s human resources department and the Compensation Committee.
     In determining the number of stock options to grant to the Named Executive Officers, the Company will from time to time consider and compare compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares various elements of stock based compensation against survey data provided by outside consultants. In addition, consideration is given to each Participant’s salary range and responsibility and the number of stock options granted to the Company’s other executive officers. The Board of Directors or the Option Committee approves any stock option grant to a Named Executive Officer.

     All awards of stock options are made at fair market value of the Company’s Common Shares on the date of grant. The fair market value of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NYSE, the Toronto Stock Exchange (the “TSX”) and such national exchange, as may be designated by the Company’s Board of Directors (the “Fair Market Value”). Stock options are generally exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Participant’s employment, consulting arrangement or term of office with the Company terminates for any reason, stock options which have not vested are generally cancelled, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” below. The Company accounts for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R).
     Eligible newly hired or promoted executives receive their award of stock options as soon as practicable following their hire or promotion. With respect to the Company’s Named Executive Officers, stock option awards are generally granted as part of an annual grant to numerous employees or in connection with employment agreement renewals.
     All of the Named Executive Officers received stock option grants in connection with their employment in 2010. Mr. Foster was the only Named Executive Officer to receive a grant in the 2009 fiscal year. In December 2010, Mr. Gelfond received a grant of 800,000 stock options in connection with the renewal of his employment agreement for an additional two years. In April 2010, Mr. Foster received a grant of 600,000 in connection with the renewal of his employment agreement for an additional three years. The stock options granted to Messrs. Gelfond and Foster vest in equal installments over the term of their employment agreements. In March 2010, Messrs. Sparacio, O’Reilly and Welton received stock option grants, in connection with the annual stock option grants to senior management, of 60,000, 25,000 and 60,000, respectively. In July 2010, Mr. O’Reilly received an additional grant of 35,000 stock options in connection with his assumption of additional responsibilities.
     Stock Appreciation Rights
     The Company has in prior years granted SARs to certain Named Executive Officers. The use of SARs as a long-term incentive enabled the Company to preserve share capacity under the SOP while continuing to align employee incentives with the performance of the Company’s Common Shares and shareholders’ interests. The SARs entitle recipients to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the date of grant to the date of exercise of the SARs. The terms of SARs granted are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. Factors the Company considered in deciding whether and how many SARs to grant to Named Executive Officers included the relevant Executive’s role and responsibilities and the financial and accounting impact of the SARs on the Company.
     The Company has the right but not the obligation to cancel at any time all, or from time to time any part, of the existing SARs and to replace the cancelled SARs with stock options, or at the Company’s discretion, restricted shares, in certain circumstances and subject to certain restrictions.
     No SARs were granted in 2010 and the Company currently has no intention to issue additional SARs in the future.
     Retirement and Pension Plans
     The Company maintains an unfunded defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), covering Mr. Gelfond and the Company’s former Co-CEO, Bradley Wechsler. The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history.
     Under the terms of the SERP, if Mr. Gelfond’s employment had terminated other than for cause prior to August 1, 2010, he would have been entitled to receive SERP benefits in the form of monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he would have been entitled to receive remaining benefits in the form of a lump sum payment. If Mr. Gelfond’s employment terminates, or had terminated, other than for cause on or after August 1, 2010, he is, or would have been, entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2012.
     Primarily as a result of a change in marital status and a decrease in interest rates used in calculating the present value of accumulated benefits, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2010 increased by $3,791,459, as compared to December 31, 2009 as indicated below in the “Summary Compensation Table”.

     Under the terms of the SERP, monthly annuity payments payable to Mr. Wechsler, whose employment as Co-CEO terminated effective April 1, 2009, were deferred for six months and were paid in the form of a lump sum plus interest on October 1, 2009. Mr. Wechsler received monthly annuity payments from November 1, 2009 until August 1, 2010, at which time he received the remaining benefits in the form of a lump sum payment. The lump sum payment of $14.7 million was made to Mr. Wechsler on August 1, 2010.
     The Company also maintains an unfunded post retirement benefit plan covering Messrs. Gelfond and Wechsler. The plan provides that the Company will maintain retiree health benefits for Messrs. Gelfond and Wechsler, until they become eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by each. Each of Messrs. Gelfond and Wechsler are fully vested in this plan.
     The Company maintains defined contribution pension plans for all of its employees. Each of the Named Executive Officers participates in one of these plans under the same terms as other employees. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2010, the Company contributed an aggregate of $29,533 to the Company’s Canadian defined contribution plan on behalf of Messrs. O’Reilly and Welton and an aggregate of $14,700 to the Company’s U.S. defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Sparacio and Foster.
     Other Personal Benefits and Perquisites
     The Company provides all employees, including the Named Executive Officers, with personal benefits and perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company periodically reviews the levels of personal benefits and perquisites provided to the Named Executive Officers to ensure competitiveness and value to employees. The Company does not provide significant perquisites to its Named Executive Officers.
     The Named Executive Officers are provided either with use of Company automobiles or with car allowances.
     Each Named Executive Officer is entitled to receive a cash payment upon such executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary, subject to prescribed maximums. In addition to its broader policy covering all Named Executive Officers, the Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2010, the Company reimbursed Mr. Gelfond for $82,313 in annual premiums. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP. In addition, the Company pays the premiums associated with a $3 million term life insurance policy for Mr. Foster the duration of his employment as well as a fully paid $3.5 million whole life insurance policy for Mr. Foster.
     In connection with the renewal of his employment agreement in 2010, the Company has agreed to reimburse Mr. Foster for reasonable expenses incurred in connection with his attendance at an executive MBA program of Mr. Foster’s choice. No amounts were actually reimbursed during 2010.
     Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2010, are reported below in the “All Other Compensation” column of the “Summary Compensation Table”.
     Tax and Accounting Considerations
     To the extent that any compensation paid to the Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Company intends to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.
     The Company also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R) into account in structuring compensation programs and determining the form and amount of compensation awarded.
     Common Share Ownership Guidelines
     The Company does not currently have any minimum Common Share ownership requirements for its executive officers. For a summary of the Common Share ownership of the Company’s executive officers, see “Security Ownership of Directors and Management” on page 13 of this Circular.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 26, 2011	Respectfully submitted,

Garth M. Girvan (Chairman)
Neil S. Braun
Kenneth G. Copland
David W. Leebron
Marc A. Utay

2010 SUMMARY COMPENSATION TABLE
     The table below sets forth the compensation earned by the Named Executive Officers during the registrant’s last three completed fiscal years.

							Change in
					Option/SARs		Pension	All Other
Name and Principal Position of	Year ended	Salary	Bonus		Awards (1)		Value	Compensation		Total
Named Executive Officer	December 31	($)	($)		($)		($)	($)		($)

Richard L. Gelfond	2010	600,000	1,200,000		7,360,000	(2)	3,791,459 (3)	123,288	(4)	13,074,747 (5)
Chief Executive Officer	2009	500,000	1,000,000		n/a		3,400,151	33,171		4,933,322
	2008	500,000	200,000		725,000			24,550		1,449,550

Joseph Sparacio	2010	372,346	225,000	(6)	490,200	(7)	n/a	17,033	(8)	1,104,579
Executive Vice President & CFO	2009	350,000	162,313		n/a		n/a	18,474		530,787
	2008	350,000	91,875		57,750		n/a	18,453		518,078

Greg Foster	2010	700,000	800,000	(6)	4,998,000	(9)	n/a	146,988	(10)	6,644,988
Chairman & President,	2009	700,000	700,000		42,500		n/a	15,126		1,457,626
Filmed Entertainment	2008	700,000	382,500		n/a		n/a	12,971		1,095,471

Larry O’Reilly (11)	2010	270,945	80,000	(6)	466,400	(12)	n/a	802,119	(13)	1,619,464
Executive Vice President,	2009	230,993	30,000		n/a		n/a	664,325		925,318
Theatre Development

Mark Welton	2010	319,722	175,000	(6)	490,200	(14)	n/a	33,702	(15)	1,018,624
Executive Vice President, Corporate and Digital Development & Theatre Operations

(1)	The Common Share price was significantly higher in 2010, and in particular in the fourth quarter of 2010 as compared to Common Share prices in 2009 and 2008 at the time of stock option grants in those years, which was the primary reason for the increase in the reported grant date fair values of the stock option awards granted in 2010. As required by SEC rules, the “Option/SARs Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(2)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 800,000 stock options granted on December 31, 2010. The stock options vest in five equal installments of 160,000 on each of May 1, 2011, September 1, 2011, January 1, 2012, May 1, 2012, and September 1, 2012. The stock options expire on December 31, 2020. The stock options were granted to Mr. Gelfond in connection with the renewal of his employment agreement with the Company for an additional two-year term.

(3)	The Company’s SERP is an unfunded defined benefit pension plan covering Mr. Gelfond which provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. Primarily as a result of a change in marital status and a decrease in interest rates used in calculating the present value of accumulated benefits, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2010 increased by $3,791,459, as compared to December 31, 2009. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for more information related to this calculation. Mr. Gelfond’s accumulated benefit under the SERP becomes payable only upon Mr. Gelfond’s retirement or resignation, the termination of Mr. Gelfond without cause or a change of control of the Company. See “Compensation Discussion and Analysis — Retirement and Pension Plans” above. The accumulated benefit under the SERP will ultimately be recalculated as of the date of the relevant termination event at which point assumptions such as the lump sum discount rates will be known and fixed under the SERP and the SERP benefit will become payable. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2012.

(4)	This amount reflects (i) $82,673 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond as described above in “Other Personal Benefits and Perquisites”, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $35,715 for personal use of a Company provided automobile. The expenses attributable to Mr. Gelfond’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.

(5)	The increase in stock option grant date reported fair value (see footnote 1 above) and the actuarial increase in the SERP due to his change in marital status and interest rates (see footnote 3 above) account for a significant portion of the total compensation.

(6)	This amount was paid under the Management Bonus Plan, as described above in “Performance-Based Incentive Compensation — Bonus Awards”.

(7)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 60,000 stock options granted on March 12, 2010. The stock options vest in five installments: 6,000 on March 12, 2011, 9,000 on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014 and 18,000 on March 12, 2015 and expire on March 12, 2017.

(8)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Sparacio, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $11,773 for allowance for personal automobile use. The expenses attributable to Mr. Sparacio’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(9)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 600,000 stock options granted on April 30, 2010. The stock options vest in three equal installments of 200,000 on each of July 1, 2011, July 1, 2012 and July 1, 2013 and expire on April 30, 2017. The stock options were granted to Mr. Foster in connection with the renewal of his employment agreement for an additional three-year term.

(10)	This amount reflects (i) $137,233 for the payment by the Company of life insurance premiums on the life of Mr. Foster as described above in “Other Personal Benefits and Perquisites”, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $4,855 for allowance for personal automobile use. The expenses attributable to Mr. Foster’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(11)	Mr. O’Reilly’s bonus and commissions were earned in U.S. dollars. Other compensation was earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(12)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 25,000 stock options granted on March 12, 2010 and 35,000 stock options granted on July 1, 2010. The March 2010 stock options vest in five installments: 2,500 on March 12, 2011, 3,750 on March 12, 2012, 5,000 on March 12, 2013, 6,250 on March 12, 2014 and 7,500 on March 12, 2015 and expire on March 12, 2017. The July 2010 stock options vest in five installments: 3,500 on July 1, 2011, 5,250 on July 1, 2012, 7,000 on July 1, 2013, 8,750 on July 1, 2014 and 10,500 on July 1, 2015 and expire on July 1, 2017.

(13)	This amount reflects (i) commissions in the amount of $770,315 as described above in “Sales Commission Plans”, (ii) $817 for the payment by the Company of life insurance premiums on the life of Mr. O’Reilly, (iii) $13,547 for contributions to the Company’s defined contribution pension plans, and (iv) $17,440 for allowance for personal automobile use. The expenses attributable to Mr. O’Reilly’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(14)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 60,000 stock options granted on March 12, 2010. The stock options vest in five equal installments: 6,000 on March 12, 2011, 9,000 on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014 and 18,000 on March 12, 2015 and expire on March 12, 2017.

(15)	This amount reflects (i) $1,008 for the payment by the Company of life insurance premiums on the life of Mr. Welton, (ii) $15,986 for contributions to the Company’s defined contribution pension plans, and (iii) $16,708 for allowance for personal automobile use. The expenses attributable to Mr. Welton’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.
     The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2010 GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information relating to grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2010 under any plan, including awards that subsequently have been transferred. No SARs were granted to Named Executive Officers during the fiscal year ended December 31, 2010.

		All Other Option Awards:		Exercise or	Grant Date
		Number of Securities		Base Price of	Fair Value of
Name and Principal Position of		Underlying Options		Option Awards	Option Awards
Named Executive Officer	Grant Date	(#) (1)		($/Sh) (2)	($)(3)

Richard L. Gelfond	12/31/2010	800,000	(4)	28.19	7,360,000
Chief Executive Officer

Joseph Sparacio	03/12/2010	60,000	(5)	15.88	490,200
Executive Vice President & CFO

Greg Foster	4/30/2010	600,000	(6)	18.98	4,998,000
Chairman & President, Filmed Entertainment

Larry O’Reilly	03/12/2010	25,000	(7)	15.88	204,250
Executive Vice President, Theatre Development	07/01/2010	35,000	(8)	14.60	262,150

Mark Welton	03/12/2010	60,000	(9)	15.88	490,200
Executive Vice President, Corporate and Digital Development & Theatre Operations

(1)	Each stock option entitles the Named Executive Officer to purchase one Common Share.

(2)	Stock options were not priced below the NASDAQ closing market price. Pursuant to the Company’s SOP, which governs the pricing of stock options, the exercise price of a stock option may not be less than 100% of the Fair Market Value of a Common Share on the date of grant. Fair Market Value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on NASDAQ or the TSX and after February 10, 2011 on the NYSE or the TSX.

(3)	The Common Share price was significantly higher in 2010, and in particular in the fourth quarter of 2010 as compared to Common Share prices in 2009 and 2008 at the time of stock option grants in those years, which was the primary reason for the increase in the reported grant date fair values of the stock option awards granted in 2010. This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(4)	The stock options were granted to Mr. Gelfond in connection with the renewal of his employment agreement for an additional two-year term. 160,000 of the stock options vest on each of May 1, 2011, September 1, 2011, January 1, 2012, May 1, 2012, and September 1, 2012.

(5)	The stock options vest in five installments: 6,000 on March 12, 2011, 9,000 on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014, and 18,000 on March 12, 2015.

(6)	The stock options were granted to Mr. Foster in connection with the renewal of his employment agreement for an additional three-year term. 200,000 of the stock options vest on each of July 1, 2011, July 1, 2012, and July 1, 2013.

(7)	The stock options vest in five installments: 2,500 on March 12, 2011, 3,750 on March 12, 2012, 5,000 on March 12, 2013, 6,250 on March 12, 2014, and 7,500 on March 12, 2015.

(8)	The stock options vest in five installments: 3,500 on July 1, 2011, 5,250 on July 1, 2012, 7,000 on July 1, 2013, 8,750 on July 1, 2014, and 10,500 on July 1, 2015.

(9)	The stock options vest in five equal installments: 6,000 on March 12, 2011, 9,000 on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014, and 18,000 on March 12, 2015.
     The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth information relating to unexercised equity awards for each Named Executive Officer outstanding as of December 31, 2010.

Option/SARs/Stock Awards

	Number of Securities		Number of Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option/SARs
	Options/SARs		Options/SARs		Exercise	Option/SARs
Name and Principal Position of	(#)		(#)		Price	Expiration
Named Executive Officer	Exercisable		Unexercisable		($)	Date

Richard L. Gelfond	372,000	(1)	Nil		4.85	April 23, 2012
Chief Executive Officer	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	300,000	(1)	Nil		2.88	December 11, 2018
	Nil		800,000	(1) (2)	28.19	December 31, 2020
	450,000	(3)	Nil		6.86	December 31, 2017

Joseph Sparacio	11,250	(1)	41,250	(1) (4)	4.16	June 13, 2014
Executive Vice President & CFO	5,250	(1)	26,250	(1) (5)	2.87	December 16, 2015
	Nil		60,000	(1) (6)	15.88	March 12, 2017

Greg Foster	17,500	(1)	Nil		3.41	March 19, 2011
Chairman & President,	50,000	(1)	Nil		6.89	November 1, 2011
Filmed Entertainment	100,000	(1)	Nil		6.89	November 1, 2011
	18,398	(1)	Nil		4.40	March 13, 2016
	Nil		600,000	(1) (7)	18.98	April 30, 2017
	150,000	(3)	Nil		6.86	December 31, 2017

Larry O’Reilly	14,000	(1)	22,000	(1) (8)	6.86	December 31, 2014
Executive Vice President,	6,250	(1)	18,750	(1) (9)	2.87	December 16, 2015
Theatre Development	Nil		25,000	(1) (10)	15.88	March 12, 2017
	Nil		35,000	(1) (11)	14.60	July 1, 2017

Mark Welton	8,000	(1)	22,000	(1) (8)	6.86	December 31, 2014
Executive Vice President, Corporate and Digital	7,500	(1)	37,500	(1) (12)	2.87	December 16, 2015
Development & Theatre Operations	Nil		60,000	(1) (6)	15.88	March 12, 2017

(1)	Stock options outstanding as of December 31, 2010.

(2)	The stock options were granted to Mr. Gelfond in connection with the renewal of his employment agreement for an additional two-year term. 160,000 of the stock options vest on each of May 1, 2011, September 1, 2011, January 1, 2012, May 1, 2012, and September 1, 2012.

(3)	SARs outstanding as of December 31, 2010.

(4)	18,750 of the stock options vest on May 14, 2011, and 22,500 on May 14, 2012.

(5)	7,000 of the stock options vest on December 16, 2011, 8,750 on December 16, 2012, and 10,500 on December 16, 2013.

(6)	6,000 of the stock options vest on March 12, 2011, 9,000 on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014 and 18,000 on March 12, 2015.

(7)	The stock options were granted to Mr. Foster in connection with the renewal of his employment agreement for an additional three-year term. 200,000 of the stock options vest on each of July 1, 2011, July 1, 2012 and July 1, 2013.

(8)	10,000 of the stock options vest on December 31, 2011, and 12,000 on December 31, 2012.

(9)	5,000 of the stock options vest on December 16, 2011, 6,250 on December 16, 2012, and 7,500 on December 16, 2013.

(10)	2,500 of the stock options vest on March 12, 2011, 3,750 on March 12, 2012, 5,000 on March 12, 2013, 6,250 on March 12, 2014 and 7,500 on March 12, 2015.

(11)	3,500 of the stock options vest on July 1, 2011, 5,250 on July 1, 2012, 7,000 on July 1, 2013, 8,750 on July 1, 2014 and 10,500 on July 1, 2015.

(12)	10,000 of the stock options vest on December 16, 2011, 12,500 on December 16, 2012, and 15,000 on December 16, 2013.
     All stock options in the “Outstanding Equity Awards” table were granted under the SOP as described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation”.
     All SARs in the “Outstanding Equity Awards” table were granted under the Named Executive Officers’ individual employment agreements or other agreements as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2010 STOCK OPTIONS / SARS / STOCK EXERCISED
     The following table sets forth information relating to the exercise of stock options, SARs and stock during the fiscal year ended December 31, 2010 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		SARs Awards		Stock Awards
	Number of Shares		Number of		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	Exercise	on Option	on Exercise of	on SARs	on Exercise of	on Stock
Name and Principal Position of	of Options	Exercise	SARs	Exercise	Stock	Exercise
Named Executive Officer	(#)	($)	(#)	($)	(#)	($)

Richard L. Gelfond	330,000	4,044,588	320,000	3,360,715	80,000	2,087,200
Chief Executive Officer

Joseph Sparacio	26,000	505,703	n/a	n/a	n/a	n/a
Executive Vice President & CFO

Greg Foster	50,000 (1)	535,400	157,000	2,349,000	n/a	n/a
Chairman & President, Filmed Entertainment

Larry O’Reilly	Nil	Nil	n/a	n/a	n/a	n/a
Executive Vice President, Theatre Development

Mark Welton	50,000 (2)	476,215	n/a	n/a	n/a	n/a
Executive Vice President, Corporate and Digital Development & Theatre Operations

(1)	50,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of March 18, 2010.

(2)	15,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of August 14, 2010.
2010 PENSION BENEFITS
     The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2010.

		Number of	Present Value of
		Years of	Accumulated	Payments During
Name and Principal Position of		Credited Service	Benefits	Last Fiscal Year
Named Executive Officer	Plan Name	(#)	($)(1)	($)

Richard L. Gelfond	Supplemental Executive Retirement Plan	9.5	18,682,176	Nil
Chief Executive Officer	Post Retirement Medical Benefits	—	264,000	Nil

(1)	See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for certain assumptions used to calculate the present value of accumulated benefits.
     The Company’s SERP is an unfunded defined benefit pension plan covering Mr. Gelfond, CEO of the Company, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010.
     The Company has an unfunded retiree health benefit plan covering Mr. Gelfond. The plan provides that the Company will maintain retiree health benefits for Mr. Gelfond until he become eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Gelfond.
     Further descriptions of the SERP, the retiree health benefit plan and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis — Retirement and Pension Plans”.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into written employment agreements with each of the Named Executive Officers, other than Messrs. O’Reilly and Welton, which require the Company to make payments to the Named Executive Officers in the event of the termination of their employment in various circumstances as further described below.
     In addition to such contractual rights, each of the Named Executive Officers holds stock options granted to him under the SOP. Under the terms of the SOP:
•	If the Participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the Participant’s voluntary resignation, death or permanent disability, (i) unvested stock options will be cancelled, and (ii) the Participant (or the Participant’s estate) will generally be entitled to exercise the Participant’s vested stock options for a period of thirty days, or such longer period as the Board of Directors or Option Committee determines, following the date of termination of employment.

•	If the Participant’s employment, consulting arrangement or term of office is terminated for cause, the Participant’s vested and unvested stock options will be cancelled.

•	All stock options granted immediately vest and become fully exercisable upon the occurrence of both a change of control and either (i) the Participant’s termination without cause, (ii) the diminution of the Participant’s title or responsibilities or (iii) the Participant being asked to relocate more than twenty-five miles from his existing office.
     If the Participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the Participant’s unexercised options will be cancelled. In certain cases, a Named Executive Officer’s option grant is controlled by the terms of his employment agreement, which overrides the terms of the SOP. Any such departure from the terms of the SOP is noted below.
     Messrs. Gelfond and Foster also hold SARs granted to them under the terms of their respective employment agreements. To the extent applicable, the SARs are governed by the terms of the SOP, including the provisions relating to the calculation of the Fair Market Value of the Common Shares and resignation or termination. The terms of vesting and acceleration of the SARs upon a change of control are set forth below in each individual’s respective employment agreement.
     A portion of the analysis below sets forth the amount of compensation that would become payable to each of the Named Executive Officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2010. The Company cautions that the actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such individual’s separation from the Company.
Mr. Gelfond
Chief Executive Officer and Director
     On November 3, 1998, the Company entered into a renewal agreement, as subsequently amended, with Mr. Gelfond (the “Agreement”). Mr. Gelfond and the Company entered into the most recent amendment to the Agreement on December 20, 2010 which, among other things, extended the current term of Mr. Gelfond’s employment to December 31, 2012. Under the Agreement, Mr. Gelfond is entitled to receive a base salary of $750,000 for the fiscal years 2011 and 2012. Mr. Gelfond is eligible to receive a bonus of up to two times his base salary, with a median target bonus of one times salary. The bonus is granted at the discretion of the Board of Directors and is based upon the success of the Company in achieving certain goals and objectives. In addition, the Agreement contains (i) a customary non-competition provision that extends for the term of the Agreement and for four years thereafter and (ii) a provision requiring Mr. Gelfond to provide the Company with consulting services for a period of three years after the termination of his employment.
     Pursuant to the terms of the Agreement, Mr. Gelfond has received several equity grants. Mr. Gelfond’s equity awards outstanding as of December 31, 2010, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. Unless overridden by terms set forth in the Agreement, Mr. Gelfond’s stock options are governed by the terms of the SOP, which is described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Stock Options”. Mr. Gelfond’s SARs are also governed by the terms of the SOP, but under the terms of the Agreement, the Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion, of the SARs and to replace the cancelled SARs with stock options or, at the Company’s discretion with respect to certain of the SARs, restricted shares under certain circumstances and subject to certain restrictions.

     As provided for in the Agreement, the Company has created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than for cause, see “Compensation Discussion and Analysis — Retirement and Pension Plans” above for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. The Company has also agreed to maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, to provide Medicare supplemental coverage selected by Mr. Gelfond. If Mr. Gelfond had retired or resigned, or had he been terminated without cause, in each case on December 31, 2010, Mr. Gelfond would have received an estimated lump sump payment of $18,946,176, representing the value of his SERP and retiree health benefits as of such date.
     The Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2010, the Company reimbursed Mr. Gelfond for $82,313 in annual premiums and related taxes. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP.
     Voluntary retirement or resignation
     If Mr. Gelfond voluntarily retires or resigns prior to the end of his employment term, all unvested stock options and SARs are cancelled immediately and all vested stock options remain exercisable for the duration of their original term. In addition, all vested SARs remain exercisable by Mr. Gelfond for one year after his retirement or resignation. Mr. Gelfond would have been entitled to receive SERP benefits in the form of monthly annuity payments until the earlier of a change of control of the Company or August 1, 2010, at which time he would have received the remaining benefits in the form of a lump sum payment. If Mr. Gelfond’s employment was terminated other than for cause on or after August 1, 2010, he would have been entitled to receive SERP benefits in the form of a lump sum payment. Mr. Gelfond would also be entitled to receive retiree health benefits.
     If Mr. Gelfond had resigned or elected voluntary retirement as of December 31, 2010, he would have been entitled to an estimated lump sum payment reflecting the value of his vested SERP and retiree health benefits in the amount described above.
     Termination with cause
     If Mr. Gelfond’s employment is terminated with cause, unvested stock options and SARs are cancelled immediately. All vested stock options must be exercised within 90 days of such termination and all vested SARs must be exercised within 30 days of such termination, after which any unexercised stock options or SARs are cancelled. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the Agreement. Mr. Gelfond, however, would be entitled to receive retiree health benefits. The estimated value of retiree health benefits, as of December 31, 2010, would have been $264,000.
     Termination without cause
     If Mr. Gelfond were terminated without cause, he would not be entitled to receive any cash compensation other than payments under the SERP since his SERP benefits were vested in full on July 10, 2010. In addition, if his employment is terminated without cause or in the event of a non renewal of the Agreement, all of Mr. Gelfond’s unvested stock options will immediately vest and remain exercisable for a period of three years. If Mr. Gelfond’s employment is terminated without cause, he is entitled to retiree health benefits.
     If Mr. Gelfond’s employment had been terminated without cause other than upon a change of control as of December 31, 2010, he would have been entitled to an estimated lump sum payment reflecting the value of his SERP and retiree health benefits in the amount described above. Mr. Gelfond would have been entitled to the accelerated value of his unvested stock options; however, as of December 31, 2010 Mr. Gelfond’s unvested stock options were out of-the-money.
     Change of Control
     Payments upon a Change of Control
     Upon a sale of the Company, Mr. Gelfond is entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2010, the Sale Bonus was estimated by the Company to be between $2,302,019 and $5,510,930, depending upon the equity assumptions used in the relevant calculations.

     In addition, following a change of control, Mr. Gelfond would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2010, the Incentive Bonus would have been $3,915,000 based on the closing price of the Common Shares on that date ($28.07).
     In the event of a change of control of the Company, Mr. Gelfond’s unvested stock options and SARs will immediately vest.
     If the change of control is by way of a stock-for-stock merger, Mr. Gelfond’s stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or a cash-out of the stock options (if the acquiring company is not public).
     If a change of control occurred on December 31, 2010, Mr. Gelfond would have been entitled to receive an estimated payment of between $6,217,019 and $9,425,930, depending on the equity assumptions used in calculating the Sale Bonus. This amount includes the Incentive Bonus and the Sale Bonus. Mr. Gelfond would have been entitled to the accelerated value of his unvested stock options, however, as of December 31, 2010, Mr. Gelfond’s unvested stock options were out of-the-money.
     Payments upon an Involuntary Termination or Retirement following a Change of Control
     If Mr. Gelfond retired or was involuntarily terminated upon a change of control, he would be entitled to the recoupment of certain benefits under his SERP entitlement which he previously agreed to be reduced. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company. As of December 31, 2010, this recoupment of benefits would have been $3,232,888.
     If a change of control had occurred on December 31, 2010 and Mr. Gelfond had retired or was involuntarily terminated, he would have been entitled to receive an estimated payment of between $9,449,907 and $12,658,818, depending on the equity assumptions used in calculating the Sale Bonus. This amount includes Mr. Gelfond’s recoupment of benefits under the SERP, the Incentive Bonus and the Sale Bonus.
     In addition to the recoupment of benefits under the SERP, the Incentive Bonus and the Sale Bonus, upon an involuntary termination or retirement following a change of control, Mr. Gelfond would be entitled to receive his vested benefits under the SERP and the estimated value of retiree health benefits, in the amounts described above. Mr. Gelfond also would have been entitled to the accelerated value of his unvested stock options, however, as of December 31, 2010, Mr. Gelfond’s unvested stock options were out of-the-money.
Mr. Sparacio
Executive Vice President & Chief Financial Officer
     On May 14, 2010, Mr. Sparacio and the Company amended the terms of his employment agreement, extending the term of his employment agreement through May 14, 2012. Under the terms of the agreement, Mr. Sparacio is entitled to receive an annual base salary of $385,000 effective May 14, 2010 and a base salary of $400,000 effective May 14, 2011. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35% with the possibility of increasing his bonus to up to 52.5% of his base salary. In addition, Mr. Sparacio has received certain stock options from the Company. Mr. Sparacio’s equity awards outstanding as of December 31, 2010, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”.
     For the term of his employment agreement and for two years thereafter, Mr. Sparacio is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Sparacio’s employment agreement are subject to Mr. Sparacio’s compliance with the non-solicitation and non-competition provisions of his employment agreement.
     Voluntary retirement or resignation
     Upon retirement or resignation, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.
     Termination with cause
     Upon a termination with cause, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Sparacio’s unexercised stock options will be cancelled.

     Termination without cause
     In the event of a termination without cause other than upon a change of control, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment.
     If Mr. Sparacio’s employment had been terminated without cause other than upon a change of control as of December 31, 2010, he would have been entitled to receive estimated severance payments totaling $599,666, either in the form of continuance or a lump sum payment, at the Company’s election.
     Change of control
     In the event of a termination without cause upon a change of control, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive his base salary, a pro-rata portion of the target bonus, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months following a change of control.
     If there had been a change of control and Mr. Sparacio’s employment had been terminated without cause as of December 31, 2010, he would have been entitled to receive estimated severance payments totaling $790,197, either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Sparacio would also realize $2,379,188, representing the intrinsic value of his accelerated, in-the-money stock options calculated using the December 31, 2010 closing price of the Common Shares.
Mr. Foster
Chairman & President, Filmed Entertainment
     Under the terms of his amended employment agreement, which was most recently amended April 29, 2010, Mr. Foster’s employment term extends through July 1, 2013. Mr. Foster receives an annual base salary of $700,000, which is subject to annual review. Mr. Foster is entitled to participate in the Management Bonus Plan. Under the terms of his agreement, Mr. Foster was entitled to a minimum bonus of $462,500 for 2010 (prorated as of his April 29, 2010 amendment) and $500,000 for each of 2011 and 2012. In addition, Mr. Foster is entitled to a term life insurance policy in the amount of $3 million for the duration of his employment agreement and to a fully paid whole life insurance policy in the amount of $3.5 million. Mr. Foster has also received certain stock options and SARs from the Company. Mr. Foster’s equity awards outstanding as of December 31, 2010, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. With respect to Mr. Foster’s stock options, in addition to the triggering events set forth in the SOP, the vesting of Mr. Foster’s stock options accelerate in the event of change of control that results in Mr. Gelfond ceasing to be CEO of the Company. Mr. Foster’s SARs are governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change of control, Mr. Foster’s employment agreement provides that the vesting of Mr. Foster’s SARs accelerates upon a change of control of the Company (without regard to whether a termination event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with stock options under certain circumstances and subject to certain restrictions.
     For the term of his employment agreement and for two years thereafter, Mr. Foster is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Foster’s employment agreement are subject to Mr. Foster’s compliance with the non-solicitation and non-competition provisions of his employment agreement.
     Voluntary retirement or resignation
     Upon a retirement or resignation, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 15 days of such resignation or termination. As of December 31, 2010, the estimated value of the outstanding premiums owing for the whole life insurance policy would have been $536,292.
     Termination with cause
     If Mr. Foster’s employment had been terminated with cause as of December 31, 2010, he would have been entitled to receive a payment of $462,500, which represents the pro-rated portion of his minimum bonus in the form of a lump sum payment plus his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. In addition, all of Mr. Foster’s unexercised stock options and SARs would have been cancelled.

     Termination without cause
     In the event of a termination without cause, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive his base salary, minimum bonus and benefits for the greater of (i) the remainder of his employment term and (ii) six months (the “Foster Severance Payments”). Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.
     If Mr. Foster’s employment had been terminated without cause as of December 31, 2010, he would have been entitled to receive an estimated payment of $3,856,611. This amount includes $462,500, which is the pro-rated portion of his minimum 2010 bonus in the form of a lump sum payment, $536,292 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $3,394,111 either in the form of continuance or a lump sum payment, at the Company’s election.
     Change of control
     If there had been a change of control and Mr. Foster’s employment had been terminated without cause, Mr. Foster would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive the Foster Severance Payments. Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.
     If there had been a change of control and Mr. Foster’s employment had been terminated without cause as of December 31, 2010, he would have been entitled to receive an estimated payment of $3,856,611. This amount includes $462,500, which is the pro-rated portion of his minimum 2010 bonus in the form of a lump sum payment, $536,292 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $3,394,111 either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Foster would also realize $5,454,000, representing the intrinsic value of his accelerated, in-the-money SARs calculated using the December 31, 2010 closing price of the Common Shares.
Mr. O’Reilly
Executive Vice President, Theatre Development
     Mr. O’Reilly’s annual base salary for 2010 was Cdn$295,000. While Mr. O’Reilly does not have a written employment agreement with the Company, under the terms of his employment arrangement, Mr. O’Reilly’s base salary is subject to annual review. Effective January 1, 2011, Mr. O’Reilly received an annual base salary of $300,163. Mr. O’Reilly is entitled to participate in the Commission Plans and the Management Bonus Plan and to receive a target annual performance bonus of 30% of his base salary, with the possibility of increasing the bonus up to 45% of his base salary. In addition, Mr. O’Reilly has received certain stock options from the Company. Mr. O’Reilly’s equity awards outstanding as of December 31, 2010, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards”.
     Voluntary retirement or resignation
     Upon a retirement or resignation, Mr. O’Reilly is entitled to receive compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2010, are estimated to be approximately $957,151 in the aggregate. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a voluntary retirement or resignation.
     Termination with cause
     If Mr. O’Reilly’s employment had been terminated with cause as of December 31, 2010, he would have been entitled to compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. All of Mr. O’Reilly’s unexercised stock options would have been cancelled. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a termination with cause.

     Termination without cause
     If Mr. O’Reilly’s employment had been terminated without cause as of December 31, 2010, with or without a change of control, he would have been entitled to receive compensation under applicable Canadian law including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2010, are estimated to be approximately $957,151 in the aggregate. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a termination without cause.
     Change of control
     Upon a change of control, Mr. O’Reilly would realize an estimated payment of $1,715,320, representing the intrinsic value of his accelerated, in-the-money stock options using the December 31, 2010 closing price of the Common Shares. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which are estimated to be approximately $957,151 in the aggregate. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a termination without cause.
Mr. Welton
Executive Vice President, Corporate & Digital Development and Theatre Operations
     Mr. Welton’s annual base salary for 2010 was Cdn$332,582. While Mr. Welton does not have a written employment agreement with the Company, under the terms of his employment arrangement, Mr. Welton’s base salary is subject to annual review. Effective January 1, 2011, Mr. Welton received an annual base salary of Cdn$349,211. Mr. Welton is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35% of his base salary, with the possibility of increasing the bonus to up to 52.5% of his base salary. In addition, Mr. Welton has received certain stock options grants from the Company. Mr. Welton’s equity awards outstanding as of December 31, 2010, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards”.
     Voluntary retirement or resignation
     Upon a retirement or resignation, Mr. Welton is entitled to receive compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. Welton is not contractually entitled to receive severance payments in connection with a termination without cause.
     Termination with cause
     If Mr. Welton’s employment had been terminated with cause as of December 31, 2010, he would have been entitled to compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. All of Mr. Welton’s unexercised stock options would have been cancelled. Mr. Welton is not contractually entitled to receive severance payments in connection with a termination without cause.
     Termination without cause
     If Mr. Welton’s employment had been terminated without cause as of December 31, 2010, with or without a change of control, he would have been entitled to receive compensation under applicable Canadian law including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. Welton is not contractually entitled to receive severance payments in connection with a termination without cause.
     Change of control
     Upon a change of control, Mr. Welton would realize an estimated payment of $2,143,020, representing the intrinsic value of his accelerated, in-the-money stock options using the December 31, 2010 closing price of the Common Shares.

COMPENSATION OF DIRECTORS
     Directors who are also employees of the Company receive no additional fees for service on the Board of Directors. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the Independent Directors of the Company receive Cdn$20,000 per year (or may elect to receive stock options to purchase Common Shares in lieu of this payment) plus Cdn$1,500 for each meeting of the Board attended in person or by telephone and Cdn$1,200 for each meeting of a Committee of the Board attended in person or by telephone. The Chairman of the Audit Committee receives Cdn$8,000 per year. In addition, each of the Independent Directors are granted stock options to purchase 8,000 Common Shares annually, in accordance with the SOP, at an exercise price equal to the Fair Market Value of the Common Shares on the date of grant, and which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant.
     The following table sets forth information relating to compensation of the directors for the fiscal year ended December 31, 2010.

	Fees Earned or		Option		All Other
	Paid in Cash		Awards		Compensation		Total
Name	($) (1)		($) (2)		($)		($)

Neil S. Braun (3)	33,643		36,560		Nil		70,203
Kenneth G. Copland (4)	22,234	(5)	55,989	(5)	Nil		78,223
Eric A. Demirian (6) (7)	4,411	(8)	42,522	(8)	Nil		46,933
Garth M. Girvan (9)	14,183	(5)	55,989	(5)	Nil		70,172
David W. Leebron (10)	15,608	(5)	55,989	(5)	Nil		71,597
Martin Pompadur (6) (11)	4,411	(8)	42,522	(8)	Nil		46,933
Marc A. Utay (12)	13,007	(5)	55,989	(5)	Nil		68,996
Bradley J. Wechsler (13)	200,000	(14)	Nil		38,916	(15)	238,916

(1)	Includes Board and Committee meeting fees for telephonic and meetings attended in person and annual fees paid to Independent Directors. Meeting and annual fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(2)	The Common Share price was significantly higher in 2010 as compared to Common Share prices in 2009 and 2008 at the time of stock option grants in those years, which was the primary reason for the increase in the reported grant date fair values of the stock option awards granted in 2010. As required by SEC rules, the “Option Awards” columns in this table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a director realizes value with respect to stock option awards will depend on our actual operating performance, stock price fluctuations and the directors continued term in office.

(3)	As of December 31, 2010, Mr. Braun held 16,000 stock options to purchase Common Shares in accordance with the SOP.

(4)	As of December 31, 2010, Mr. Copland held 75,852 stock options to purchase Common Shares in accordance with the SOP.

(5)	The director elected to receive a grant of 3,618 stock options in lieu of his Cdn$20,000 annual cash payment. The stock options vest in two equal installments of 904 stock options on each of September 10, 2010 and December 10, 2010 and two equal installments of 905 stock options on each of March 10, 2011 and June 10, 2011.

(6)	Mr. Demirian and Mr. Pompadur were elected to the Board of Directors at the Special Meeting of Shareholders in September 2010. As a result, they each received a pro-rata portion of the annual option grants.

(7)	As of December 31, 2010, Mr. Demirian held 8,757 stock options to purchase Common Shares in accordance with the SOP.

(8)	The director elected to receive a grant of 2,757 stock options in lieu of his Cdn$15,000, which is the pro-rata amount of his annual cash payment. The stock options vest in three equal installments of 919 stock options on each of December 10, 2010, March 10, 2011 and June 10, 2011.

(9)	As of December 31, 2010, Mr. Girvan held 56,233 stock options to purchase Common Shares in accordance with the SOP.

(10)	As of December 31, 2010, Mr. Leebron held 70,404 stock options to purchase Common Shares in accordance with the SOP.

(11)	As of December 31, 2010, Mr. Pompadur held 8,757 stock options to purchase Common Shares in accordance with the SOP.

(12)	As of December 31, 2010, Mr. Utay held 60,529 stock options to purchase Common Shares in accordance with the SOP.

(13)	As of December 31, 2010, Mr. Wechsler held 1,050,000 stock options to purchase Common Shares in accordance with the SOP and 450,000 SARs. All of Mr. Wechsler’s stock options and SARs were granted in connection with his prior employment as the Company’s Co-Chief Executive Officer.

(14)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.

(15)	This amount reflects (i) $32,058 for personal use of a Company provided automobile. The expenses attributable to Mr. Wechsler’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs and (iii) $6,858 for retiree health benefit premiums.

     On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement, including those relating to stock options and other equity awards, shall continue to survive the termination of such employment agreement. The services agreement was amended on February 14, 2011 to extend the term of the services agreement through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2013. The aggregate amount of all periodic payments under this agreement over a four year period will be $800,000, plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.
     Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2010, the Sale Bonus was estimated by the Company to be between $2,302,019 and $5,510,930, depending upon the equity assumptions used in the relevant calculations.
     In addition, following a change of control, Mr. Wechsler would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2010, the Incentive Bonus would have been $3,915,000 based on the closing price of the Common Shares on that date ($28.07).
     The Company’s SERP is an unfunded defined benefit pension plan covering Messrs. Gelfond and Mr. Wechsler, the Company’s former Co-CEO, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Wechsler’s SERP benefits became 100% vested on September 14, 2006.
     Under the terms of the SERP, monthly annuity payments payable to Mr. Wechsler, whose employment as Co-CEO terminated effective April 1, 2009, were deferred for six months and were paid in the form of a lump sum plus interest on October 1, 2009. Mr. Wechsler received monthly annuity payments from October 1, 2009 until July 1, 2010 under the terms of the SERP. He received the remaining benefits in the form of a lump sum payment. The lump sum payment of $14.7 million was made to Mr. Wechsler on August 1, 2010.
     Mr. Wechsler remains entitled to a recoupment of certain benefits he previously agreed to be reduced under the SERP upon a change of control of the Company. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Wechsler agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company. If there had been a change of control of the Company on December 31, 2010, Mr. Wechsler would have been entitled to receive $2,556,730 as a recoupment of such benefits.
     The Company has an unfunded retiree health benefit plan covering Mr. Wechsler. The plan provides that the Company will maintain retiree health benefits for Mr. Wechsler until he become eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Wechsler.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom are Independent Directors. All compensation and renewal of employment decisions for Mr. Gelfond in 2010 were made by the Compensation Committee.
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2010 and is continuing to provide legal services in 2011. In 2010, the Company paid McCarthy Tétrault approximately $725,642 million in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, subleased office space from the Company from 2002 to January 2011. In 2010, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by

Clarion pursuant to the Company’s underlying lease. Clarion was invoiced on a monthly basis for office services. In 2010, Clarion paid the Company $81,248 in connection with the use of certain office services and $37,217 in connection with leasehold improvements. Clarion no longer subleases office space from the Company.
     During the fiscal year ended December 31, 2010, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.
CORPORATE GOVERNANCE
     The Board of Directors believes that good corporate governance is fundamental to the overall success of the Company. The Corporate Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chairman), Braun, Copland, Girvan and Utay, all of whom are Independent Directors, periodically reviews the Company’s corporate governance from time to time, as further described in “Corporate Governance Guidelines” as described below.
     Management develops an operating plan that is submitted to the Board of Directors on an annual basis for its review and approval prior to implementation. The operating plan includes a presentation of the Company’s objectives, plans and performance standards for the year.
Corporate Governance Guidelines
     The Board of Directors operates under the Company’s Corporate Governance Guidelines adopted by the Company’s Board of Directors. The Corporate Governance Guidelines outline the Board of Directors’ authority, responsibilities, composition and procedures.
     The role of the Board of Directors is to supervise the business and affairs of the Company, including:
•	overseeing the strategic and business planning process(s) within the Company and reviewing, approving and monitoring the annual and long term operating plan for the Company, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks facing the Company and reviewing approving and monitoring the Company’s approach to addressing such risks;

•	developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his compensation annually and developing appropriate succession plans, from time to time; and

•	reviewing and monitoring the controls and procedures within the Company to maintain its integrity, including its disclosure controls and procedures, its internal controls and procedures for financial reporting and its compliance with its Code of Ethics.
     A current copy of the Corporate Governance Guidelines is available, without charge, at www.IMAX.com and www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, the text of which is incorporated by reference into this Circular.
Director Independence
     The board is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of National Instrument 58-101 provides that an independent director is a person other than an officer or employee of the Company, or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and National Instrument 58-101 set forth specific categories of relationships that disqualify a director from being independent.
     The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board affirmatively determined that Messrs. Braun, Copland, Demirian, Girvan, Leebron, Pompadur and Utay, representing seven of nine directors, are independent within the meaning of the NYSE; Canadian Securities Regulations and SEC director independence standards, as currently in effect. The Board of Director’s independence determination was based on information provided by our directors and discussions among our officers and directors. Of the remaining directors, Mr. Gelfond is an executive of the Company and Mr. Wechsler was an executive of the Company until March 31, 2009.

     All members of the Compensation Committee, Audit Committee and Nominating Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.
Board Size and Composition
     The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing leadership and that given the evolving nature of the Company’s business, the right leadership structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation. This consideration includes the positives and negatives of alternative board leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal size and composition for effective oversight of management by the Board of Directors.
     Bradley J. Wechsler served as Co-Chairman of the Board of Directors along with Richard L. Gelfond from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. By virtue of his tenure as Co-CEO of the Company from May 1996 to March 2009, Mr. Wechsler is not an Independent Director. At present, the Company does not have a lead director. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership.
     In considering its leadership structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a substantial majority of its directors being Independent Directors, exercises strong, independent oversight function. This oversight function is enhanced by the fact that all of the committees and their respective chairpersons are comprised entirely of Independent Directors. A number of processes and procedures of the Board of Directors and of the Committees — including regular executive sessions of the Independent Directors, the ability of Independent Directors to contact one another, the CEO and other Named Executive Officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria — provide independent oversight of the CEO’s performance. The Company has also provided instructions for shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” above. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.
Risk Management
     The Board of Directors is responsible for overseeing the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of the Company’s overall business strategy.
     While the Board is responsible to review and assess the major risks facing the Company and to review, approve and monitor the Company’s approach to addressing such risks, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Ethics, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s Code of Ethics and Whistleblower Program. The Audit Committee members meet separately with the Company’s CEO and representatives of the independent auditing firm.
     The Board of Directors regularly engages in discussion of financial, legal, technology, economic and other risks. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process
     The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Nominating Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Nominating Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to the effective governance of the Company. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Committee seeks nominees that:
•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of the Company and its shareholders.
     Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. Shareholders who wish to have the Nominating Committee consider the nomination of any person for director at the 2012 meeting of shareholders should submit a written recommendation to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 28, 2011. The Company may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.
     The Nominating Committee charter mandates that the Nominating Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and in light of the Board’s anticipated needs. While the Nominating Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Nominating Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills. In evaluating a potential candidate, the Nominating Committee will consider that individual’s background, experience and characteristics in the context of the composition of the board as a whole. The Company believes that having a diverse Board of Directors helps to ensure a variety of points of view, which, in turn, ensures more effective decision-making.
     A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Meetings of the Board of Directors and its Committees
     During the fiscal year ended December 31, 2010, the Board of Directors held 10 meetings. The Audit Committee held 4 meetings; the Compensation Committee held 1 meeting and the Special Committee held 1 meeting. No meetings were held by the Corporate Governance Committee as all matters of corporate governance were discussed either by the full Board of Directors or by the Independent Directors in executive sessions. No meetings of the Nominating Committee were held as all matters concerning the identification and evaluation of potential new Board members was discussed either by the full Board of Directors or by the Independent Directors in executive sessions. The Option Committee held no meeting as all necessary business of this Committee was conducted by written resolution. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which such director served during the fiscal year ended December 31, 2010. The Independent Directors are given the opportunity to hold executive sessions (where non-Independent Directors and members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of 4 such executive sessions of the Board of Directors were held during 2010.
     The following directors attended the following number of board meetings during the fiscal year ended December 31, 2010:

Bradley J. Wechsler	10/10		Kenneth G. Copland	10/10		David W. Leebron	9/10
Neil S. Braun	10/10		Richard L. Gelfond	8/8	(2)	Martin Pompadur	3/3	(1)
Eric A. Demirian	3/3	(1)	Garth M. Girvan	10/10		Marc A. Utay	10/10

(1)	Messrs. Demirian and Pompadur were elected to the Company’s Board of Directors on September 28, 2010.

(2)	Mr. Gelfond did not attend 2 meetings of the Board of Directors which were held for the purpose of discussing his compensation (annual incentive bonus) and the renewal of his employment agreement.

     All of the members of the Audit Committee are Independent Directors and hold in camera sessions where non-Independent Directors and members of management are not in attendance at least once each fiscal quarter. A total of 4 such in camera sessions were held during 2010.
     While the Company encourages directors to attend its annual meeting of shareholders, it has no formal policy concerning such attendance. Six of the seven then-current directors attended last year’s annual meeting of shareholders.
Committees of the Board
     To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to 6 specific committees of the Board: Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee, Option Committee and the Special Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written mandate which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.
     Audit Committee
     The Audit Committee is currently composed of Messrs. Copland (Chairman), Braun and Leebron, all of whom are Independent Directors meeting the independence and other requirements of the NYSE and Canadian National Instrument 52-110 standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the quality and integrity of the Company’s accounting and financial statements and related disclosure, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function, internal controls and procedures and the performance of the independent auditor. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Copland qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Copland’s tenure as Vice-Chairman of a major bank and his other prominent positions in the investment banking industry for more than 40 years that have given Mr. Copland a knowledge and understanding with respect to generally accepted accounting principles and auditing standards and how they should be applied to budgeting and financial reporting systems. With this strong financial background, Mr. Copland serves as the Chair of the Audit Committee. The Audit Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentence shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
     The Audit Committee meets with the external auditors of the Company, both with and without management present, to review and discuss the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.
     Compensation Committee
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom are Independent Directors. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding the equity-based and incentive compensation plans, policies and programs of the Company. In addition, the Compensation Committee approves or recommends to the Board for determination, the compensation package or elements of the compensation package for the Company’s CEO, for setting objectives for the CEO, assessing his performance on a periodic basis and recommending compensation arrangements to the Board of Directors. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to the Company’s executive officers. The Compensation Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2010.

     Corporate Governance Committee
     The Corporate Governance Committee is currently composed of Messrs. Leebron (Chairman), Braun, Copland, Girvan and Utay, all of whom are Independent Directors, however during the fiscal year ended December 31, 2010, the duties of the Corporate Governance Committee were performed by the full Board of Directors. The Corporate Governance Committee is responsible for monitoring and evaluating the Company’s corporate governance practices, with particular attention to the Company’s disclosure and trading policies and the Company’s Code of Ethics, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating the Company’s compliance with the law, monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities. The Corporate Governance Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Corporate Governance Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Nominating Committee
     The Nominating Committee is currently composed of Messrs. Leebron (Chairman), Braun and Copland, all of whom are Independent Directors. The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to effective governance of the Company. The Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Option Committee
     The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to Participants under the SOP from time to time, which grants are subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Option Committee enacts written resolutions from time to time authorizing the grant of stock options.
     Special Committee
     The Special Committee is currently composed of David Leebron, Garth Girvan, and Neil Braun, all of whom are Independent Directors. On December 2, 2010, the Board of Directors established a Special Committee empowered to address and make decisions on behalf of the Company with respect to any decision directed to it by counsel as to which there might be (or reasonably might be perceived to be) a conflict of interest between the interests of the Company and the interests of its management and any such other issues, other than the settlement of any regulatory action (which action would require approval of the full Board), that the Board of Directors as a whole chooses to refer to the Special Committee.
Orientation and Education
     The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.
Board and Committee Self-Assessment
     Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors and board committees operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Board and Chairman of the Corporate Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions
     The Board of Directors has not developed written position descriptions for the Chairman of the Board or of the Chairman of each Committee; however, the Board of Directors is responsible for the appointment of each Chairman of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chairman of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.
     The Board of Directors has not developed written position descriptions for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates the business of the Company. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.
CODE OF ETHICS
     The Company has a Code of Ethics applicable to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. A current copy of the Code of Ethics is available, without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.
NON-GAAP FINANCIAL MEASURES
     In this proxy statement, the Company presents adjusted EBITDA and adjusted earnings per share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principles (“GAAP”). The Company presents adjusted EBITDA and adjusted earnings per share because it believes that it is an important supplemental measure of our performance and that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, it may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA and adjusted earnings per share should be considered in addition to, and not as a substitute for, net earnings (loss), cash flows and other measures of financial performance reported in accordance with GAAP.
     Adjusted EBITDA consists of earnings before loss for equity-accounted investments, provision for (recovery of) income taxes, interest expense net of interest income, depreciation and amortization including film asset amortization, write-downs net of recoveries including asset impairments and receivable provisions, stock and other non-cash compensation, and other non-cash charges and recoveries (net). A reconciliation of net earnings to adjusted EBITDA, the most directly comparable GAAP measure, is provided below:

	Year Ended December 31,
Adjusted EBITDA	2010	2009

Net earnings	$100,779	$5,021

Add (subtract):

Loss for equity-accounted investments	493	—

Provision for (recovery of) income taxes	(51,784)	274

Interest expense net of interest income	1,486	13,747

Depreciation and amortization including film asset amortization	20,195	17,919

Write-downs net of recoveries including asset impairments and receivable provisions	2,551	2,581

Stock and other non-cash compensation	28,195	19,183

Other, net	(536)	(229)

Adjusted EBITDA	$101,379	$58,496

     Adjusted earnings per share consists of net earnings before variable stock compensation and a non-cash tax benefit associated with a reversal of the Company’s deferred tax asset valuation allowance, calculated based on the number of shares outstanding on a fully diluted basis. A reconciliation of net earnings per share to adjusted earnings per share, the most directly comparable GAAP measure, is provided below:

	Year Ended December 31,
Adjusted Earnings Per Share	2010	2009

Net earnings	$100,779	$5,021

Add:

Variable stock compensation	21,857	15,436

Less:

Non-cash tax benefit	(54,793)	—

Adjusted net earnings	$67,843	$20,457

Diluted shares outstanding	66,684	54,518

Adjusted earnings per share	$1.02	$0.38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2010 and is continuing to provide legal services in 2011. In 2010, the Company paid McCarthy Tétrault approximately $725,642 in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, subleased office space from the Company from 2002 to January 2011. In 2010, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, was equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. Clarion is invoiced on a monthly basis for office services. In 2010, Clarion paid the Company $81,248 in connection with the use of certain office services and $37,217 in connection with leasehold improvements. Clarion no longer subleases office space from the Company.
     Patricia Keighley is the spouse of David Keighley, who is an executive officer of the Company. Ms. Keighley has been employed as the Vice President and General Manager of David Keighley Productions 70MM Inc., a wholly-owned subsidiary of the Company, since February 1988. Ms. Keighley received compensation of approximately $164,401 in respect of 2010.
     On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement, including those relating to stock options and other equity awards, shall continue to survive the termination of such employment agreement. The services agreement was amended on February 14, 2011 to extend the term of the services agreement through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2013. The aggregate amount of all periodic payments under this agreement over a four year period will be $800,000, plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.
     On May 5, 2008, the Company entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which the Company agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of the Company’s Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which currently owns 12.0% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change-of-control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. In January 2011, the Company filed a registration statement on Form S-3 to register the resale of the Douglas Shares. The Company has agreed to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.

     The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders.
     Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
     On a regular basis, the Company requires that its directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. Currently, the Company does not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.
REPORT OF THE AUDIT COMMITTEE
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010.
     The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. As part of its responsibilities for oversight of the Company enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2010.
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 26, 2011	Respectfully submitted,

Kenneth G. Copland (Chairman)
Neil S. Braun
David W. Leebron

AVAILABLE INFORMATION
     The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.
APPROVAL BY BOARD OF DIRECTORS
     The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Annual Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.
DATED at Mississauga, Ontario, Canada, April 26, 2011.

/s/ G. Mary Ruby
G. MARY RUBY
Chief Administrative Officer & Corporate Secretary

Security Class
Holder Account Number

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Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 1, 2011

This Form of Proxy is solicited by and on behalf of Management.
Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.
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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.
Proxies submitted must be received by 10:30 a.m., Eastern Time, on May 30, 2011.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com	• You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.
If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.
CONTROL NUMBER

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Appointment of Proxyholder

The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.
as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of IMAX CORPORATION to be held at the Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY 10065 on June 1, 2011 at 10:30 a.m. and at any adjournment thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.
1. Election of Directors

	For	Withhold		For	Withhold
01. Eric A. Demirian	☐	☐	02. David W. Leebron	☐	☐
03. Martin Pompadur	☐	☐	04. Marc A. Utay	☐	☐
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		For	Against	Withhold

2. Appointment of Auditors – In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. Note: Voting Withhold is the equivalent to voting Abstain.
		☐	☐	☐

		For	Against	Abstain

3. Advisory resolution to approve the compensation of the named executive officers as disclosed in the accompanying Proxy Circular and Proxy Statement.		☐	☐	☐

	1 yr	2 yr	3 yr	Abstain

4. Advisory resolution on the frequency of future advisory votes on executive officer compensation.	☐	☐	☐	☐
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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.		DD / MM / YY
If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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